UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

GLG Partners, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 29, 2010

Dear Shareholder:

You are cordially invited to attend our 2010 Annual Meeting of Shareholders.

We will hold the Annual Meeting at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York, 10112, on Monday, May 10, 2010, at 11:30 a.m. (Eastern Time). At the meeting I will report on the Company’s activities and performance during the past fiscal year, and we will discuss and act on the matters described in the Proxy Statement. At this year’s meeting, you will have an opportunity to vote on the election of seven directors and ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Shareholders will then have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareholders generally.

Your vote is important to us. Whether or not you plan to attend the meeting, please vote via the Internet, by telephone or by returning your proxy card as soon as possible.

To enter the meeting, you will need proof that you are a shareholder. If you hold your shares through a broker or nominee, you will also need to bring a copy of a brokerage statement showing your ownership as of the March 11, 2010 record date.

We sincerely hope that as many shareholders as can conveniently attend will do so.

We are providing or making available to you the Proxy Statement for our 2010 Annual Meeting of Shareholders and our 2009 Annual Report to Shareholders, which includes our Annual Report on Form 10-K. You may also access these materials via the Internet at www.proxyvote.com and at www.glgpartners.com.

Sincerely yours,

Noam Gottesman
Chairman of the Board and Co-Chief Executive Officer

GLG Partners, Inc.
399 Park Avenue, 38th Floor
New York, New York 10022

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of GLG Partners, Inc.:

The 2010 Annual Meeting of Shareholders of GLG Partners, Inc. will be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112 on Monday, May 10, 2010, at 11:30 a.m. (Eastern Time) for the following purposes:

(a) to elect seven members of our board of directors with terms expiring at the Annual Meeting in 2011;

(b) to ratify the appointment by the Audit Committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010; and

(c) to transact such other business as may properly come before the meeting.

Only holders of record of our common stock and our Series A voting preferred stock at the close of business on March 11, 2010 will be entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available for inspection by any shareholder at the offices of the Company at 399 Park Avenue, 38th Floor, New York, New York 10022 for at least ten (10) days prior to the 2010 Annual Meeting and also at the meeting.

Shareholders are requested to submit a proxy for voting at the Annual Meeting over the Internet, by telephone or by completing, signing, dating and returning a proxy card as promptly as possible. A separate proxy card and return envelope for submitting the proxy card has been provided to shareholders who have received a printed copy of the proxy materials. Submitting your vote, via the Internet, by telephone or by returning a proxy card will not affect your right to vote in person should you decide to attend the Annual Meeting.

By order of the Board of Directors,

Alejandro R. San Miguel
Secretary

March 29, 2010

GLG Partners, Inc.

2010 Proxy Statement

i

GLG Partners, Inc.

Proxy Statement

2010 ANNUAL MEETING

The enclosed proxy is solicited by the board of directors of GLG Partners, Inc. for use in voting at the 2010 Annual Meeting of Shareholders of GLG Partners, Inc. to be held on May 10, 2010, and any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of 2010 Annual Meeting of Shareholders. This proxy statement and the proxy are first being sent to shareholders and being made available on the Internet (www.glgpartners.com) on or about March 29, 2010. We will refer to our company in this proxy statement as “we”, “us” or the “Company”.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT
AND THE ANNUAL MEETING

Why Did I Receive a One-Page Notice Regarding the Internet Availability of Proxy Materials?

We have elected to adopt the Securities and Exchange Commission (SEC) rules that allow companies to furnish proxy materials to their shareholders via the Internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials, as well as lower the costs and reduce the environmental impact of our annual meeting. Accordingly, on March 29, 2010, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”). If you received a Notice, you will not receive a printed copy of the materials unless you request one. The Notice provides instructions on how to access our proxy materials for the 2010 Annual Meeting on a website, how to request a printed set of proxy materials and how to vote your shares.

How Can I Get Electronic Access to Proxy Materials?

The Notice provides instructions regarding how to view our proxy materials for the 2010 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit www.proxyvote.com and have available your 12-digit Control number(s) contained on your Notice.

How Can I Request Paper Copies of Proxy Materials?

If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you want to receive paper copies of the proxy materials, you must request them. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before April 30, 2010. To request paper copies, shareholders can either go to www.proxyvote.com or call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. Please note that if you request materials by email, send a blank email with your 12-digit Control number(s) (located on the Notice) in the subject line.

How Can I Sign up to Receive Future Proxy Materials Electronically?

You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions below under “How do I Vote My Shares?” on how to vote your shares using the Internet. After submitting your vote, follow the prompts to sign up for electronic delivery.

What am I Voting On?

You will be voting on the following:

•	the election of seven members of our board of directors; and

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

Who is Entitled to Vote at the Annual Meeting?

Only holders of record of our common stock and Series A voting preferred stock at the close of business on March 11, 2010, the record date for the meeting, may vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of our common stock and one vote for each share of our Series A voting preferred stock held on the record date. The common stock and Series A voting preferred stock will vote together as one class on all matters to be voted on at the Annual Meeting. On March 11, 2010, we had outstanding 249,637,838 shares of our common stock and 58,904,993 shares of our Series A voting preferred stock.

Who may Attend the Annual Meeting?

All shareholders as of the record date, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares through a broker or other nominee in “street name”, you will need to provide a copy of a brokerage statement reflecting your stock ownership as of the record date to be admitted to the Annual Meeting.

How Do I Vote My Shares?

You may vote using one of the following methods:

•	Internet. You may vote on the Internet up until 11:59 p.m. Eastern Time on May 9, 2010 by going to the website for Internet voting on the Notice or your proxy card (www.proxyvote.com) and following the instructions on your screen. Have your Notice or proxy card available when you access the web page. If you vote by the Internet, you should not return your proxy card.

•	Telephone. You may vote by telephone by calling the toll-free telephone number on your proxy card, 24 hours a day and up until 11:59 p.m. Eastern Time on May 9, 2010, and following prerecorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card.

•	Mail. If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided, or to GLG Partners, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•	In Person. You may vote your shares in person by attending the Annual Meeting and submitting your vote at the meeting.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as our board of directors recommends.

How Will My Proxy Be Voted?

If you use our Internet or telephone voting procedures or duly complete, sign and return a proxy card to authorize the named proxies to vote your shares, your shares will be voted as specified. If your proxy card is signed but does not contain specific instructions, your shares will be voted as recommended by our board of directors “FOR” the election of the nominees for directors set forth herein and “FOR” ratification of the appointment of the independent registered public accounting firm. In addition, if other matters come before the Annual Meeting, the persons named as proxies in the proxy card will vote in accordance with their best judgment with respect to such matters.

Even if you plan on attending the Annual Meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the Annual Meeting, you can change your vote at that time, if you then desire to do so.

If My Shares Are Held in “Street Name,” How Will My Broker Vote?

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. We urge you to instruct your broker or other nominee how to vote your shares by following those instructions. The broker is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker may vote your shares with respect to the ratification of the appointment of the Company’s independent public accounting firm (Proposal 2); however, the broker may not vote your shares with respect to the election of directors (Proposal 1) absent specific instructions from you.

May I Revoke My Proxy?

For shareholders of record, whether you vote via the Internet, by telephone or by mail, you may revoke your proxy at any time before it is voted by:

•	delivering a written notice of revocation to the Secretary of the Company;

•	casting a later vote using the Internet or telephone voting procedures;

•	submitting a properly signed proxy card with a later date; or

•	voting in person at the Annual Meeting.

If your shares are held in “street name”, you must contact your broker or other nominee to revoke your proxy. Your proxy is not revoked simply because you attend the Annual Meeting.

Will My Vote be Confidential?

It is our policy to keep confidential all proxy instructions and proxy cards, ballots and voting tabulations that identify individual shareholders, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The independent inspector of election and any employees involved in processing proxy instructions and cards or ballots and tabulating the vote are required to comply with this policy of confidentiality.

What Constitutes a Quorum for the Meeting?

The presence in person or by proxy of a majority of the combined shares of our common stock and Series A voting preferred stock outstanding on the record date is required for a quorum. As of March 11, 2010, there were 249,637,838 outstanding shares of our common stock and 58,904,993 outstanding shares of our Series A voting preferred stock.

How Many Votes are Needed to Elect Directors and Ratify the Appointment of Our Independent Registered Public Accounting Firm?

Election of Directors.  Directors are elected by a plurality of votes cast. This means that the seven nominees for election as directors who receive the greatest number of votes cast by the holders of our common stock and our Series A voting preferred stock present in person or represented by proxy, voting together as a single class, entitled to vote on the matter, a quorum being present, will become directors.

Selection of our Independent Registered Public Accounting Firm.  An affirmative vote of the holders of a majority of the voting power of our common stock and our Series A voting preferred stock present in person or represented by proxy, voting together as a single class, entitled to vote on the matter, a quorum being present, is necessary to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

How are Votes Counted?

Under Delaware law and our Restated Certificate of Incorporation and Bylaws, all votes entitled to be cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareholders vote “for”, “against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. The shares of a shareholder who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareholder is present in person or represented by proxy. An abstention from voting on a matter by a shareholder present in person or represented by proxy at the meeting has no effect in the election of directors but has the same legal effect as a vote “against” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. A broker non-vote on a matter is not deemed to be present or represented by proxy for purposes of determining whether shareholder approval of the matter is obtained and has no effect in the election of directors or on the approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

ELECTION OF DIRECTORS (Proposal 1)

Our Bylaws provide that the number of directors will be fixed from time to time exclusively by the board of directors and that such directors will be elected at the annual meeting of shareholders to hold office, subject to provisions of the Restated Certificate of Incorporation and the Bylaws with respect to resignation and removal of directors, until the next annual meeting of shareholders and until their respective successors are elected and shall have qualified.

The terms of the current directors expire at the 2010 Annual Meeting. The board has designated Noam Gottesman, Ian G. H. Ashken, Martin E. Franklin, James N. Hauslein, Pierre Lagrange, William P. Lauder and Emmanuel Roman as nominees for election as directors at the 2010 Annual Meeting with terms expiring at the 2011 Annual Meeting.

See “Certain Relationships and Transactions with Related Persons — Voting Agreement” for a discussion of the voting agreement among the controlling shareholders, including Messrs. Gottesman, Roman, Lagrange and Franklin, and us pursuant to which the controlling shareholders have the right to nominate to the board a certain number of individuals designated by a majority of the controlling shareholders.

Proxies properly submitted will be voted at the Annual Meeting, unless authority to do so is withheld, for the election of the seven nominees specified in “Information as to Nominees for Directors” below. If for any reason any of those nominees is not a candidate when the election occurs (which is not expected), proxies and shares properly authorized to be voted will be voted at the meeting for the election of a substitute nominee or, instead, the board of directors may reduce the number of directors on the board.

INFORMATION AS TO NOMINEES FOR DIRECTORS

For each director nominee, we have stated the nominee’s name, age and principal occupation; his position, if any, with the Company; the period of service as a director of the Company; his business experience for at least the past five years; other directorships held; and any other relevant qualifications.

Noam Gottesman	Age 48

Noam Gottesman has been our Chairman of the Board and Co-Chief Executive Officer and a director since November 2007. He is a Senior Managing Director of GLG Partners LP and has been a co-founder and, prior to 2009, a Managing Director of GLG Partners LP since its formation in September 2000, and was a co-founder of the GLG Partners division of Lehman Brothers International (Europe) in 1995. He has also served as Co-Chief Executive Officer of GLG Partners LP since September 2005 and served as its Chief Executive Officer from September 2000 until September 2005. Prior to 1995, Mr. Gottesman was an Executive Director of Goldman Sachs International, where he managed global equity portfolios in the private client group. Mr. Gottesman earned a B.A. from Columbia University. Mr. Gottesman’s extensive experience in the asset management industry, his significant and meaningful knowledge of our Company, particularly in light of his roles as Co-Chief Executive Officer of the Company and a Senior Managing Director and co-founder of GLG Partners LP, his in-depth knowledge of our operations and the experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Pierre Lagrange	Age 48

Pierre Lagrange has been a member of our board of directors since February 2009. He is a Senior Managing Director of GLG Partners LP and has been a co-founder and, prior to 2009, a Managing Director of GLG Partners LP since its formation in September 2000, and was a co-founder of the GLG Partners division of Lehman Brothers International (Europe) in 1995. He has overall responsibility for a number of our global equity products, including the GLG European Equity Fund, the GLG Environment Fund, the GLG EAFE (Institutional) Fund and our flagship GLG European Long-Short Fund. Prior to 1995, Mr. Lagrange worked at Goldman Sachs managing global equity portfolios and at JP Morgan in government bond trading. He has an M.A. in Engineering from the Solvay Business School in Brussels. Mr. Lagrange’s extensive experience in the asset management industry, his significant and meaningful knowledge of our Company, particularly in light of his roles as a Senior Managing Director and co-founder of GLG Partners LP, his in-depth knowledge of our operations and the experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Emmanuel Roman	Age 46

Emmanuel Roman has been our Co-Chief Executive Officer and a director since November 2007. He is a Senior Managing Director of GLG Partners LP and has served as a Co-Chief Executive Officer and, prior to 2009, a Managing Director of GLG Partners LP since September 2005. From 2000 to April 2005, Mr. Roman served as a co-head of Worldwide Global Securities Services of Goldman Sachs International Limited. In 2003, Mr. Roman also became co-head of the European Equities Division and a member of the European Management Committee, a position he held until April 2005. In 1998, Mr. Roman was elected a partner of Goldman Sachs after two years as a Managing Director. Mr. Roman also served as co-head of Worldwide Equity Derivatives at Goldman Sachs from 1996 to 2000. Mr. Roman earned an M.B.A. in Finance and Econometrics from the University of Chicago and a bachelor’s degree from the University of Paris. Mr. Roman’s extensive experience in the asset management industry, his significant and meaningful knowledge of our Company, particularly in light of his roles as Co-Chief Executive Officer of the Company and a Senior Managing Director of GLG Partners LP, his in-depth knowledge of our operations and the experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Ian G.H. Ashken	Age 49

Ian G. H. Ashken has been a member of the board of directors since November 2007. He has been Vice Chairman and Chief Financial Officer of Jarden Corporation (consumer products) and a member of the Board of Directors of Jarden since 2001. Between 2001 and 2007 he was also Secretary of Jarden Corporation. Mr. Ashken is also a principal and executive officer of a number of private investment entities. He also served as Vice Chairman and/or Chief Financial Officer of three public companies, Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. He also serves as a director of Phoenix Group Holdings. Mr. Ashken’s high level managerial experience, including as a director and chief financial officer of other public companies, service on various boards of directors, strong operational expertise, as well as his significant financial expertise, broad understanding of financial issues, significant experience dealing with complex problems, and the experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Martin E. Franklin	Age 45

Martin E. Franklin was Chairman of the board of directors of Freedom Acquisition Holdings, Inc. (our predecessor corporation) from June 2006 to November 2007 and has been a member of the board of directors since June 2006. Mr. Franklin has served as Chairman and Chief Executive Officer of Jarden Corporation (consumer products) since 2001. Prior to joining Jarden Corporation, Mr. Franklin served as Chairman and a director of Bollé, Inc. from 1997 to 2000, Chairman of Lumen Technologies, Inc. from 1996 to 1998, and as Chairman and Chief Executive Officer of its predecessor, Benson Eyecare Corporation from 1992 to 1996. Mr. Franklin also serves on the board of directors of Liberty Acquisition Holdings Corp., Liberty Acquisition Holdings (International) Company and Kenneth Cole Productions, Inc. Mr. Franklin also serves as a director and trustee of a number of private companies and charitable institutions. Mr. Franklin’s high level managerial experience, leadership roles at several public companies, including service on various boards of directors, as well as his strong operational, transactional and financial expertise and the experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

James N. Hauslein	Age 50

James N. Hauslein has been a member of the board of directors since July 2006. Mr. Hauslein has also served as President of Hauslein & Company, Inc. (private equity) since May 1991. From July 1991 until April 2001, Mr. Hauslein served as Chairman of the Board of Sunglass Hut International, Inc., the world’s largest specialty retailer of non-prescription sunglasses. Mr. Hauslein also served as Sunglass Hut’s Chief Executive Officer from May 1997 to February 1998 and again from January 2001 to May 2001. Mr. Hauslein is also currently a member of the board of directors of Liberty Acquisition Holdings Corp., Atlas Acquisition

Holdings Corp., Elephant Capital Plc (formerly Promethean India, Plc) and of two private companies. Mr. Hauslein serves on several philanthropic boards and foundations and is a member of several Alumni Advisory Boards at Cornell University. Mr. Hauslein earned an M.B.A., with Distinction, from Cornell University’s Johnson Graduate School of Management and a B.S. in chemical engineering from Cornell University. Mr. Hauslein’s senior leadership positions at a number of companies, high level managerial experience, strong operational and financial expertise, and the experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

William P. Lauder	Age 49

William P. Lauder has been a member of the board of directors since July 2006. Mr. Lauder has been Executive Chairman of The Estée Lauder Companies Inc. (cosmetics) since July 2009. He served as Chief Executive Officer of The Estée Lauder Companies Inc. from March 2008 through June 2009 and President and Chief Executive Officer from July 2004 to February 2008. At The Estée Lauder Companies Inc., Mr. Lauder served as Chief Operating Officer from January 2003 through June 2004 and Group President from July 2001 through 2002, where he was responsible for the worldwide business of Clinique and Origins and the company’s retail store and online operations. From 1998 to 2001, Mr. Lauder was President of Clinique Laboratories. Prior to then, he was President of Origins Natural Resources Inc., where he had been the senior officer of the Origins brand since its creation in 1990. He joined The Estée Lauder Companies in 1986 as Regional Marketing Director of Clinique U.S.A. in the New York Metro area. Mr. Lauder then spent two years at Prescriptives as Field Sales Manager. Prior to joining The Estée Lauder Companies, he completed Macy’s executive training program in New York City and became Associate Merchandising Manager of the New York Division/Dallas store at the time of its opening in September 1985. Mr. Lauder earned a B.S. in Economics from the Wharton School of the University of Pennsylvania. He is a member of the Board of Trustees of the University of Pennsylvania and the Boards of Directors of the Fresh Air Fund, the 92nd Street Y and the Trinity School in New York City. Mr. Lauder’s senior leadership positions at a number of companies, high level managerial experience, strong operational and financial expertise, and the experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

The board of directors recommends that you vote “FOR” the election as directors of each of the director nominees described above, which is presented as Proposal 1.

BOARD OF DIRECTORS AND COMMITTEES

Our business is managed under the direction of the board of directors. Our board of directors has the authority to appoint committees to perform certain management and administration functions. We currently have an Audit Committee and a Compensation Committee, composed of three members each, a Nominating Committee, currently composed of one independent member, and a Special Grant Committee, composed of Messrs. Gottesman, Roman and Lagrange.

The functions of each of our board committees are described below. The duties and responsibilities of the Audit Committee, the Nominating Committee and the Compensation Committee are set forth in committee charters that are available on our website at www.glgpartners.com under the heading “Investor Relations” and the subheading “Corporate Governance”. The committee charters are also available in print to any shareholder upon request. The board of directors held five meetings during fiscal 2009. All directors attended at least 75% of all meetings of the board and those committees on which they served. Directors are expected to attend the 2010 Annual Meeting. All directors attended the 2009 Annual Meeting in person or by telephone.

Director Independence.  Under the New York Stock Exchange (NYSE) rules we are not required to have a board of directors composed of a majority of “independent” directors. See “— Controlled Company”. As of February 12, 2010, only three of the seven the members of the board were independent. For a director to be independent, the board of directors must affirmatively determine that the director has no direct or indirect material relationship with the Company. After considering the independence criteria of the NYSE and any other commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and the Company, the board of directors has determined that:

•	Messrs. Gottesman and Roman (who are current executive officers of the Company), Mr. Lagrange (who is Senior Managing Director of a subsidiary of the Company) and Mr. Franklin (who received compensation outside of his capacity as a director) are not independent under the NYSE independence criteria;

•	none of Messrs. Ashken, Hauslein and Lauder has a material relationship with the Company; and

•	each of Messrs. Ashken, Hauslein and Lauder meets the independence requirements of the NYSE.

Other than as described under “Certain Relationships and Transactions with Related Persons” and “Director Compensation”, there were no transactions, relationships or arrangements that required review by the board of directors for purposes of determining director independence.

Controlled Company

Certain of our shareholders who have entered into a voting agreement, referred to as the controlling shareholders, which include our principal shareholders, Noam Gottesman, Pierre Lagrange and Emmanuel Roman (collectively, the “Principals”) and the trustees of their respective trusts (the “Trustees”), and Martin E. Franklin, beneficially own our common stock and Series A voting preferred stock which collectively represent approximately 51% of our voting power and have the ability to elect our board of directors. As a result, we are a “controlled company” for purposes of Section 303(A) of the NYSE Listed Company Manual. As a “controlled company”, we are exempt from certain governance requirements otherwise required by the NYSE, including the requirements that we have (1) a board of directors composed of a majority of “independent” directors, (2) a nominating and corporate governance committee or (2) a Compensation Committee comprised entirely of “independent” directors. Currently, our board of directors has three directors that are “independent” as defined in Section 303A.02 of the NYSE Listed Company Manual in reliance on the exemption from the majority independent director requirement and, although not required as a “controlled company”, we have a Nominating Committee. In the event the parties to the voting agreement cease to hold more than 50% of our voting power, we will cease being a “controlled company” and will no longer be exempt from the NYSE corporate governance requirements described above. Pursuant to the NYSE rules, once we cease being a “controlled company”, we will need to phase in to full compliance with the NYSE corporate governance requirements, including having a majority of independent directors and fully independent nominating and compensation committees, within one year from the date our “controlled company” status changes.

Because of their ownership of approximately 51% of our voting power, the controlling shareholders are also able to determine the outcome of all matters requiring shareholder approval (other than those requiring a super-majority vote) and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our company. In addition, because they collectively may determine the outcome of a shareholder vote, they could deprive shareholders of an opportunity to receive a premium for their shares as part of a sale of our company. That voting control could ultimately affect the market price of our shares. In addition, pursuant to the voting agreement, we have agreed not to take certain actions without the consent of the controlling shareholders so long as they collectively beneficially own (1) more than 25% of our voting stock and at least one of Messrs. Gottesman, Roman or Lagrange is an employee, partner or member of our company or any of our subsidiaries or (2) more than 40% of our voting stock.

Board Leadership Structure

Our board is currently comprised of seven directors, three of whom are independent. Mr. Gottesman has served as Chairman of the Board and Co-Chief Executive Officer since November 2, 2007. The board believes that the Company’s Chairman and Co-Chief Executive Officer is best suited to serve as Chairman because he is the director most familiar with the Company’s business and operations, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chairman and Co-Chief Executive Officer brings company-specific experience and expertise. The board believes that the combined role of Chairman and Co-Chief Executive Officer facilitates information flow between management, which is essential to effective governance. The board believes the combined role of Chairman and Co-Chief Executive Officer is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management.

The Board believes that designating a lead director is not necessary for serving the Company’s and shareholders’ best interests. In circumstances in which the independent directors meet in executive session, a director designated by the independent directors will chair the meeting.

Committees

Audit Committee

Our board of directors has established an Audit Committee which currently consists of Messrs. Ashken (Chairman), Hauslein and Lauder, all of whom have been determined to be “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the NYSE. Our board of directors has determined that each of Messrs. Ashken, Hauslein and Lauder also satisfies the financial literacy and experience requirements of the NYSE and the rules of the SEC such that each member is an “audit committee financial expert”.

The responsibilities of our Audit Committee include:

•	meeting with our management periodically to consider significant financial reporting issues, including the adequacy of our internal control over financial reporting and the objectivity of our financial reporting;

•	appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

•	overseeing the independent registered public accounting firm, including reviewing independence, performance and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;

•	meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•	reviewing our financial statements, financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting recommendations to our full board of directors for approval;

•	being responsible for the review and approval of related-party transactions;

•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and, if applicable, the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the report required by the rules of the SEC to be included in our annual proxy statement.

Compensation Committee

Our board of directors has established a Compensation Committee which consists of Messrs. Franklin (Chairman), Ashken and Hauslein, all of whom, except Mr. Franklin, have been determined to be “independent” as defined in the rules of the NYSE.

The functions of our Compensation Committee include:

•	establishing overall compensation policies and recommending to our board of directors major compensation programs;

•	reviewing and approving the compensation of our executive officers, certain designated employees and our non-employee directors, including salary and bonus awards;

•	administering any employee benefit, pension and equity incentive programs in which executive officers and directors participate;

•	reviewing officer and director indemnification and insurance matters; and

•	preparing an annual report on executive compensation for inclusion in our proxy statement.

Nominating Committee

Our board of directors has established a Nominating Committee which currently consists of Mr. Ashken (Chairman), who has been determined to be “independent” as defined in the rules of the NYSE. In the event we cease to be a “controlled company” under the NYSE rules, we will add additional independent members of the board to the Nominating Committee.

The functions of our Nominating Committee include:

•	assisting the board by identifying individuals qualified to become board members, consistent with criteria approved by the board, and to select, or to recommend that the board select, the director nominees to fill vacancies in membership of the board as they occur and, prior to each Annual Meeting of Shareholders, a slate of nominees for election as directors at such meeting;

•	recommending to the board the Guidelines on Corporate Governance applicable to the Company and any changes to those guidelines;

•	overseeing the evaluation of the board and lead the board in its annual review of board performance; and

•	recommending to the board the director nominees for each committee of the board.

Special Grant Committee

Our board of directors has established a Special Grant Committee which consists of Messrs. Gottesman and Roman and, since December 2009, Mr. Lagrange. The committee has full authority and power under the Company’s 2007 Restricted Stock Plan, 2007 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan,

to make grants of restricted stock to participants under such plans, other than executive officers of the Company and certain designated employees; provided that the aggregate number of shares subject to such restricted stock grants are limited to the maximum number of shares authorized under the respective plans; and provided, further, that the committee must report all grants to the board of directors at its first meeting following such grant.

Nominations of Directors

The Nominating Committee of the board of directors may identify a need to add new members to the board or to fill a vacancy on the board. In that case, the Nominating Committee will initiate a search for qualified director candidates, seeking input from the directors and senior executives and, to the extent it deems appropriate, third party search firms to identify potential candidates. The Nominating Committee will evaluate qualified candidates and will consider the selection criteria for director candidates, including the following:

•	Each director should have high level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems.

•	Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and reputation for working constructively with others.

•	Each director should have sufficient time available to devote to the affairs of our company in order to carry out the responsibilities of a director.

While our Nominating Committee does not have a formal policy with respect to diversity, it believes that it is essential that the directors represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies, and takes into consideration in assessing the overall composition and needs of the board such factors as diversity of professional experience, skills and background, age, international background and specialized expertise. The Nominating Committee may from time to time review these board membership criteria in the context of current board composition and our circumstances.

The Nominating Committee and the board of directors will consider director candidates recommended by our shareholders for election to the board of directors. Shareholders wishing to recommend director candidates can do so by writing to the Secretary of GLG Partners, Inc. at 399 Park Avenue, 38th Floor, New York, New York 10022. Shareholders recommending candidates for consideration by the board must provide each candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The recommending shareholder must also provide evidence of being a shareholder of record of our common stock at the time. The Nominating Committee will evaluate properly submitted shareholder recommendations under substantially the same criteria and substantially the same manner as other potential candidates.

In addition, our Bylaws establish a procedure with regard to shareholder proposals for the 2011 Annual Meeting, including nominations of persons for election to the board of directors, as described under “Shareholder Proposals for Annual Meeting in 2011”.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Ashken, Franklin and Hauslein. No member of the Compensation Committee during fiscal 2009 was or is currently an officer or employee of ours or was formerly an officer or employee of ours. In addition, no executive officer of ours during fiscal 2009 served or currently serves as a member of another entity’s board of directors or as a member of the compensation committee of another entity (or other board committee performing equivalent functions), which entity had an executive officer serving on our board of directors.

Code of Ethics, Corporate Governance Guidelines and Committee Charters

We have adopted a code of ethics and corporate governance guidelines that apply to our officers and directors. Our code of ethics, corporate governance guidelines and Audit, Compensation and Nominating Committee charters are available on our website (www.glgpartners.com) and in print to any shareholder upon request.

Risk Oversight

The board of directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. The board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The board also manages risks associated with director independence and potential conflicts of interest. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Beginning in 2010, the Board will receive quarterly reports from the Risk Officer of GLG Partners LP with respect to risks related to investments in the GLG Funds.

Communications to the Board

Shareholders and other interested parties may send communications to the board of directors, an individual director, the non-management directors as a group, or a specified board committee at the following address:

GLG Partners, Inc.
c/o Corporate Secretary
399 Park Avenue, 38th Floor
New York, New York 10022
Attn: Board of Directors

The Secretary will receive and process all communications before forwarding them to the addressee. The Secretary will forward all communications unless the Secretary determines that a communication is a business solicitation or advertisement, or requests general information about us.

DIRECTOR COMPENSATION

On March 13, 2009, the Compensation Committee of our board of directors approved annual compensation for our directors who are not employees of ours or of any of our subsidiaries (“Non-Employee Directors”) and those who serve as committee chairs to remunerate such Non-Employee Directors for the work they perform for us and based on a comparison with director compensation practices of other alternative asset managers. Previously, members of our board of directors received no compensation for their service, other than reimbursement for all reasonable and properly documented travel, hotel and other incidental expenses incurred by them in connection with their responsibilities as directors. Members of our board of directors are also eligible to receive awards under our long-term incentive plans.

For 2009, each Non-Employee Director in office on April 1, 2009 received annual compensation of $250,000 paid on April 1, 50% of which was paid in the form of cash and 50% of which was paid in the form of shares of restricted stock under the 2007 Long-Term Incentive Plan (the “2007 LTIP”), which vested in full on February 15, 2010. In addition, each Non-Employee Director serving as Chair of the Audit Committee or Chair of the Compensation Committee on April 1 received additional compensation of $50,000 or $25,000, respectively, 50% of which was paid in the form of cash on April 1 and 50% of which was paid in the form of shares of restricted stock under the 2007 LTIP, which vested in full on February 15, 2010. The number of shares of restricted stock in each case was based on the closing price of common stock on the immediately preceding NYSE trading day. Each of Messrs. Ashken, Franklin, Hauslein, Lauder and Weinberg received the cash component of their annual compensation of $125,000 on April 1, 2009, and each of Messrs. Ashken, Franklin, Hauslein and Lauder were granted 52,816, 48,415, 44,014 and 44,014 shares of restricted stock, respectively, on April 1, 2009. Because Mr. Weinberg did not stand for re-election at the 2009 Annual Meeting of Shareholders and would have otherwise forfeited the restricted stock component of his award upon the expiration of his term at the 2009 Annual Meeting of Shareholders, he did not receive an award of restricted stock but retained the cash component in recognition of his past service as a director. In addition, Mr. Ashken received additional compensation of $50,000 and Mr. Franklin received additional compensation of $25,000 on April 1, 2009, each for their service as Chair of the Audit and Compensation Committees, respectively, paid as described above.

In recognition of his contributions in connection with the restructuring of our credit facility and the issuance of our convertible subordinated notes in May 2009, Martin Franklin received an award of 300,000 restricted shares of our common stock under our 2009 Long-Term Incentive Plan (the “LTIP”). The award to Mr. Franklin was made on February 12, 2010 and the 300,000 shares vest in three equal installments on each of May 15, 2010, 2011 and 2012.

Director Compensation Table

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)

Ian G.H. Ashken	150,000	150,000	—	300,000
Martin E. Franklin	137,500	920,500	—	1,058,000
James N. Hauslein	125,000	125,000	—	250,000
William P. Lauder	125,000	125,000	—	250,000
Peter Weinberg	125,000	—	—	125,000

(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value of the shares of restricted stock awarded to the Non-Employee Directors under the 2007 LTIP, representing 50% of their annual compensation for 2009, was $2.84 per share. The grant date fair value of the 300,000 shares of restricted stock awarded to Martin Franklin under the LTIP was $2.61 per share. See “Certain Information Regarding Security Holdings” for the number of shares of stock held by each current director as of March 11, 2010. Amounts recognized under FASB ASC Topic 718 have been determined using the assumptions set forth in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

For 2010, each Non-Employee Director in office on April 1, 2010 will receive on that date the same annual and additional compensation for board and committee service as in 2009, which is to be paid in the same manner as their 2009 compensation as described above, except that the shares of restricted stock will be issued under the LTIP.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in overseeing and monitoring the integrity of the Company’s financial reporting process, its internal control and disclosure control systems, the integrity and audits of its financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of its independent registered public accounting firm.

The Audit Committee’s roles and responsibilities are set forth in a written charter adopted by the board, which is available on the Company’s website at www.glgpartners.com under the heading “Investor Relations” and the subheading “Corporate Governance”. The Audit Committee reviews and reassesses the charter annually, and more frequently as necessary to address any changes in NYSE corporate governance and SEC rules regarding audit committees, and recommends any changes to the board of directors for approval.

Management is responsible for the Company’s financial statements and the reporting process, including the system of internal control. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and an opinion on the management’s assessment of internal control over financial reporting.

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2009, it:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management and Ernst & Young LLP;

•	Reviewed and discussed management’s assessment of the effectiveness of the Company’s internal control over financial reporting for the fiscal year ended December 31, 2009 and Ernst & Young LLP’s audit report on the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002;

•	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance”, as currently in effect, and other matters the Audit Committee deemed appropriate; and

•	Received written disclosures from Ernst & Young LLP regarding its independence as required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence”. The Audit Committee also discussed with Ernst & Young LLP its independence.

The Audit Committee reviewed and approved all audit and audit-related fees and services. For information on fees paid to Ernst & Young LLP for each of the last two fiscal years, see “Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm (Proposal 2)”.

The Audit Committee considered the non-audit services provided by Ernst & Young LLP in fiscal year 2009 and determined that engaging Ernst & Young LLP to provide those services is compatible with and does not impair Ernst & Young LLP’s independence.

In fulfilling its responsibilities, the Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting. The Audit Committee considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that it determined appropriate.

Based on its review of the audited financial statements and discussions with, and the reports of, management and Ernst & Young LLP, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010, subject to the approval of shareholders.

Audit Committee

Ian G.H. Ashken, Chairman
James N. Hauslein
William P. Lauder

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of our common stock and Series A voting preferred stock as of March 11, 2010 by the following individuals or entities:

•	each person who beneficially owns more than 5% of the outstanding shares of our capital stock;

•	the individuals who are our Co-Chief Executive Officers, Chief Financial Officer and three other most highly compensated executive officers;

•	the individuals who are our directors; and

•	the individuals who are our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital stock shown as beneficially owned, subject to applicable community property laws. As of March 11, 2010, 249,637,838 shares of our common stock and 58,904,993 shares of our Series A voting preferred stock were issued and outstanding. In computing the number of shares of our capital stock beneficially owned by a person and the percentage ownership of that person, all shares of our capital stock that will be subject to warrants or convertible securities held by that person are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. None of the shares of our common stock or Series A voting preferred stock owned by any of our directors or officers have been pledged as security. The business address of Messrs. Gottesman, Roman, White, San Miguel, Rojek, Hauslein and Lauder and of Lavender Heights Capital LP is c/o GLG Partners, Inc., 399 Park Avenue, 38th Floor, New York, New York 10022. The business address of Mr. Lagrange and of Sage Summit LP is c/o GLG Partners LP, One Curzon Street, London W1J 5HB, England.

				Pro Forma
			Approximate	Approximate
			Percentage	Percentage
			of Outstanding	of Outstanding
	Number of Shares		Common Stock	Common Stock
	of Common Stock		Beneficially	Beneficially
Name of Beneficial Owner and Management	Beneficially Owned		Owned †	Owned ††

Lehman Brothers Holdings, Inc.(1)	33,762,690		13.5%	10.9%
Lansdowne Partners Limited Partnership(2)	19,837,389		8.0%	6.4%
FMR LLC(3)	29,616,457		11.5%	9.4%
Berggruen Holdings North America Ltd.(4)	20,805,900		8.3%	6.7%
Sage Summit LP(5)	174,261,033	(13)(14)(15)(16)(17)	53.6%	53.6%
Lavender Heights Capital LP(5)	174,261,033	(13)(14)(15)(16)(17)	53.6%	53.6%
Noam Gottesman(5)(6)	174,441,433	(13)(14)(15)(16)(17)	53.6%	53.6%
Pierre Lagrange(5)(6)	174,441,433	(13)(14)(15)(16)(17)	53.6%	53.6%
Emmanuel Roman(5)(6)	174,441,433	(13)(14)(15)(16)(17)	53.6%	53.6%
Martin E. Franklin(5)	174,261,033	(13)(14)(15)(16)(17)	53.6%	53.6%
Ian G.H. Ashken(7)	3,526,982		1.4%	1.1%
James N. Hauslein(8)	146,416		*	*
William P. Lauder(9)	146,416		*	*
Simon White(10)	357,133		*	*
Jeffrey M. Rojek(11)	361,779		*	*
Alejandro San Miguel(12)	358,068		*	*
All directors and executive officers as a group (10 individuals)	179,338,227		53.6%	53.6%

†	Does not include as outstanding 58,904,993 shares of our common stock into which 58,904,993 Exchangeable Shares and 58,904,993 associated shares of Series A voting preferred stock beneficially owned by Noam Gottesman and the Trustee of the Gottesman GLG Trust may be exchanged by the holder thereof at any time and from time to time, other than with respect to Sage Summit LP, Lavender Heights Capital LP and Messrs. Gottesman, Lagrange and Roman.

††	Assumes 308,542,831 shares of our common stock are issued and outstanding upon the exchange of 58,904,993 Exchangeable Shares and 58,904,993 associated shares of Series A voting preferred stock beneficially owned by Noam Gottesman and the Trustee of the Gottesman GLG Trust.

*	Less than 1%

(1)	Based on a Form 4 filed on September 12, 2008, Lehman (Cayman Islands) Ltd (“LCI”) holds 33,659,998 shares of our common stock, Lehman Brothers Inc. (“LBI”) holds 95,092 shares and 3,150 shares included in units and Lehman Brothers Special Financing Inc. holds 1,300 shares. The warrants included in the units are exercisable for 3,150 shares of common stock beginning on December 21, 2007. LCI and LBI are wholly owned subsidiaries of Lehman Brothers Holdings, Inc. The business address of Lehman Brothers Holdings, Inc. is 1271 Avenue of the Americas, 45th Floor, New York, New York 10020.

(2)	Based on a Schedule 13G amendment filed on February 12, 2010 by Lansdowne Partners Limited Partnership (“Lansdowne Partners”) and Lansdowne UK Equity Fund Limited (“Lansdowne UK”, and together with Lansdowne Partners, “Lansdowne”), Lansdowne Partners is the investment adviser of Lansdowne UK. Lansdowne holds 19,837,389 shares of our common stock as to which (i) Lansdowne Partners has sole voting and dispositive power with respect to 4,542,141 shares and (ii) Lansdowne Partners and Lansdowne UK have shared voting control and dispositive power with respect to 15,295,248 shares. Lansdowne Partners disclaims beneficial ownership of any of these securities, except for its pecuniary interest therein. The business address of Lansdowne Partners is 15 Davies Street, London W1K 3AG, England and the business address of Lansdowne UK is c/o Fortis Prime Fund Solutions Administration Services (Ireland) Limited, Fortis House, Park Lane, Spencer Dock, Dublin 1, Ireland.

(3)	Based on a Schedule 13G amendment filed on February 12, 2010, FMR, LLC holds 29,616,457 shares of our common stock. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, LLC, holds 16,007,568 shares of our common stock, 4,170,200 shares of common stock issuable upon exercise of warrants and 470,430 shares of common stock issuable upon conversion of our 5.0% convertible subordinated notes due 2014, as a result of acting as investment advisor to various investment companies (“Funds”). Edward C. Johnson 3rd, Chairman of FMR, LLC, and FMR, LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the shares owned by the Funds. Neither FMR, LLC nor Mr. Johnson has the sole power to vote the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees. The business address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity International Limited (“FIL”) is the beneficial owner of 6,481,700 shares of our common stock and 248,559 shares of common stock issuable upon conversion of our 5.0% convertible subordinated notes due 2014. FIL and various foreign-based subsidiaries provide investment advisory services to a number of non-U.S. investment companies and certain institutional investors. Partnerships controlled by members of the family of Mr. Johnson, or trusts for their benefit, own shares of FIL with the right to cast approximately 49% of the total votes. The business address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. FMR, LLC and FIL are separate and independent entities and their boards of directors are generally composed of different individuals. FMR, LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and they therefore need not attribute to each other the beneficial ownership of securities owned by the other corporation. Though the shares held by the other corporation need not be aggregated for purposes of Section 13(d), FMR, LLC made the filing on a voluntary basis as if all shares were beneficially owned by FMR, LLC and FIL jointly.

(4)	Based on a Schedule 13D filed on November 13, 2007, Berggruen Acquisition Holdings Ltd (“BAH”) owns 5,923,200 shares included in founders’ units and Berggruen Holdings North America Ltd. (“Berggruen Holdings”) owns 4,209,500 shares, of which 2,500,000 are included in co-investment units. The amount shown in the table above includes an aggregate of 4,750,000 shares of common stock issuable upon exercise of sponsors’ warrants and co-investment warrants, all of which are exercisable beginning on December 21, 2007, and 5,923,200 shares of common stock issuable upon exercise of founders’ warrants which are not currently exercisable. BAH is a direct subsidiary of Berggruen Holdings. Berggruen Holdings is a direct, wholly owned subsidiary of Berggruen Holdings Ltd. (“BHL”) and the managing and majority shareholder of BAH. All of the outstanding capital stock of BHL is owned by the Tarragona Trust (“Tarragona”). The trustee of Tarragona is Maitland Trustees Limited, a BVI corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of us. Nicolas Berggruen is a director of BHL. Mr. Berggruen may be considered to have beneficial ownership of BAH’s interests in us and disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. The principal business address of each of BAH, Berggruen Holdings and BHL is 1114 Avenue of the Americas, 41st Floor, New York, New York 10036. The principal business address of Mr. Berggruen is 9-11 Grosvenor Gardens, London, SW1W OBD, United Kingdom. The principal business address of Tarragona is 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands.

(5)	Represents shares held by the parties to a Voting Agreement, dated as of June 22, 2007, as amended, among the Principals, the Trustees, Martin E. Franklin, Lavender Heights Capital LP, Sage Summit LP, Jackson Holding Services Inc., Point Pleasant Ventures Ltd. and us. Each of the parties to the Voting Agreement disclaims beneficial ownership of shares held by the other parties to the Voting Agreement (except each Principal with respect to his respective Trustee).

(6)	Includes 90,200 shares of common stock included in units held by certain investment funds managed by us (the “GLG Funds”). The warrants included in the units are exercisable for 90,200 shares of our common stock beginning on December 21, 2007. Each of the Principals serves as a Managing Director of GLG Partners Limited, the general partner of GLG Partners LP. GLG Partners LP serves as the investment manager of the GLG Funds that have invested in the 90,200 units. GLG Partners LP, as investment manager of the GLG Funds, may be deemed the beneficial owner of all of our securities owned by the GLG Funds. GLG Partners Limited, as general partner of GLG Partners LP, may be deemed the beneficial owner of all of our securities owned by the GLG Funds. Each of the Principals, as a Managing Director of GLG Partners Limited with shared power to exercise investment discretion, may be deemed the beneficial owner of all of our securities owned by the GLG Funds. Each of GLG Partners LP, GLG Partners Limited and the Principals disclaims beneficial ownership of any of these securities, except for their pecuniary interest therein.

(7)	Includes 850,000 and 100,000 shares of common stock included in co-investment units owned by Ian Ashken and Tasburgh LLC, respectively, and an aggregate of 950,000 shares issuable upon the exercise of the co-investment warrants. Also includes 1,184,640 shares issuable upon the exercise of founders’ warrants which are not currently exercisable. Mr. Ashken is the majority owner and managing member of Tasburgh LLC. The business address for Mr. Ashken and Tasburgh LLC is 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580.

(8)	Includes 44,104 shares of common stock, 51,201 shares of common stock included in units owned by Mr. Hauslein and 51,201 shares issuable upon the exercise of founders’ warrants included in the units which are not currently exercisable.

(9)	Includes 44,104 shares of common stock, 51,201 shares of common stock included in units owned by Mr. Lauder and 51,201 shares issuable upon the exercise of founders’ warrants included in the units which are not currently exercisable.

(10)	Excludes 210,000 shares Mr. White is entitled to receive under the equity participation plan, 110,000 of which will be distributed to him on November 2, 2010 and 100,000 of which will be distributed to him in three equal installments on March 31, 2011, 2012 and 2013, and includes 27,133 shares of restricted stock which vest in two equal installments on March 31, 2011 and 2012.

(11)	Includes (i) 206,327 shares of restricted stock which vest on November 2, 2010, subject to our having achieved certain minimum levels of net assets under management as of October 31, 2010; (ii) 100,000 shares of restricted stock which vest in three equal installments on May 15, 2010, 2011 and

2012; and (iii) 48,839 shares of restricted stock which vest in two equal installments on March 31, 2011 and 2012.

(12)	Includes (i) 182,453 shares of restricted stock which vest on November 2, 2010, subject to our having achieved certain minimum levels of net assets under management as of October 31, 2010; (ii) 100,000 shares of restricted stock which vest in three equal installments on May 15, 2010, 2011 and 2012; and (iii) 27,133 shares of restricted stock which vest in two equal installments on March 31, 2011 and 2012.

(13)	Includes 8,460,857 and 5,640,570 shares beneficially owned by Sage Summit LP and Lavender Heights Capital LP, respectively. The Trustees are the directors of the general partner of each of these limited partnerships. The Principals may be deemed beneficial owners of the foregoing shares. Each of the Principals disclaims beneficial ownership of any of these securities.

(14)	Includes 58,900,370 Exchangeable Shares and 58,900,370 associated shares of Series A voting preferred stock beneficially owned by the Gottesman GLG Trust and 4,623 Exchangeable Shares, 4,623 shares of Series A voting preferred stock and 1,309,664 shares of common stock beneficially owned by Mr. Gottesman. Each Exchangeable Share is exchangeable by the holder at any time and from time to time into one share of our common stock, and each share of Series A voting preferred stock will be automatically redeemed upon the exchange of an Exchangeable Share. Also includes 2,688,172 shares of common stock issuable upon conversion of $10 million aggregate principal amount of our 5.0% convertible subordinated notes due 2014.

(15)	Includes 58,900,370 and 4,623 shares beneficially owned by the Lagrange GLG Trust and Mr. Lagrange, respectively. Also includes 4,032,258 shares of common stock issuable upon conversion of $15 million aggregate principal amount of our 5.0% convertible subordinated notes due 2014.

(16)	Includes 18,338,212 and 350,162 shares beneficially owned by the Roman GLG Trust and Mr. Roman, respectively. Also includes 1,344,086 shares of common stock issuable upon conversion of $5 million aggregate principal amount of our 5.0% convertible subordinated notes due 2014.

(17)	Includes 5,798,668 shares of common stock and 300,000 shares of restricted stock which vest in three equal installments on May 15, 2010, 2011 and 2012. The amount shown in the table includes an aggregate of 3,800,000 shares of common stock issuable upon exercise of sponsors’ warrants and co-investment warrants and 4,738,560 shares of common stock issuable upon exercise of founders’ warrants which are not currently exercisable. The business address of Mr. Franklin is 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580.

Please refer to “Certain Relationships and Transactions with Related Persons — Voting Agreement” for a discussion of the voting agreement among the controlling shareholders, including Messrs. Gottesman, Roman, Lagrange and Franklin.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation in 2009 for our executive officers identified in the Summary Compensation Table (our “Named Executive Officers”).

Our compensation philosophy has been to create a system that rewards the Principals, key personnel and all other employees for performance. The primary objectives of our compensation programs are to (1) attract, motivate and retain talented and dedicated senior management and other key personnel and (2) link annual compensation to both individual performance and fund performance, together with our overall financial results. We believe this aligns the interests of our senior management and other key personnel with those of the investors in investment funds managed by us (the “GLG Funds”). To achieve these objectives, we compensate our senior management and other key personnel with a combination of fixed salary, discretionary bonus and cash distributions or limited partner profit shares. Because of their significant ownership interests in our Company, the Principals receive only fixed cash salaries and have not received any discretionary bonuses, performance compensation or equity awards for 2009 and are not expected to receive any performance compensation awards for 2010. Compensation for our Named Executive Officers and certain designated key personnel and employees is determined by the Compensation Committee of our board of directors, following the recommendation of our Co-Chief Executive Officers. Compensation for all other key personnel and employees is determined by our Co-Chief Executive Officers and Mr. Lagrange, subject to oversight by the Compensation Committee of our board of directors.

We set compensation at levels that we believe are competitive against compensation offered by other alternative asset managers and leading investment banks, primarily in London, against whom we compete for senior management and other key personnel, while taking into account the performance of the GLG Funds and managed accounts. Historically, our management has focused on the total compensation package paid to the Principals, senior management and key personnel. The most significant portion of the remuneration paid by us to our senior management and key personnel (other than the Principals) has been and is expected to continue to be in the form of discretionary bonuses and discretionary limited partner profit share. We have also awarded and expect to continue to award members of senior management and our key personnel restricted stock pursuant to our 2009 Long-Term Incentive Plan (the “LTIP”). In addition, for 2009, as described below under “— Deferred Remuneration Arrangement”, we adopted a deferred compensation arrangement for certain highly compensated personnel, including the NEOs, pursuant to which a portion of such person’s 2009 compensation will be deferred over a two-year period to better align the interests of our personnel with those of our clients and shareholders and to improve our risk management control infrastructure. We believe these forms of remuneration are important to align the interests of our senior management and key personnel with those of investors in the GLG Funds.

In determining compensation levels, we took into account various factors such as market compensation paid by other leading alternative asset managers generally. This is achieved by:

•	discussions with other investment professionals and peer groups from other alternative asset managers;

•	discussions with professional advisors about market rates across the industry;

•	discussions with recruitment agencies used by us and review of salary surveys generated by recruitment agencies; and

•	publicly available information ascertained via various means, such as newspapers, magazines, the Internet and reports such as the Hedge Fund Compensation Report.

We did not formally benchmark our compensation arrangements against any specific list of companies, nor did we maintain a certain target percentile within a peer group. Direct comparison may not be possible as elements of individual compensation would vary from firm to firm by virtue of a number of factors, including, among other things:

•	different levels of equity ownership;

•	varying responsibilities;

•	roles and years of service of each individual;

•	the amount of assets under management (“AUM”);

•	the investment performance;

•	the firm size; and

•	differing reinvestment requirements.

As described below under “— Long-Term Incentive Compensation”, as a public company, we also have the ability to make equity-based awards to our Named Executive Officers, which we believe provides significant alignment with holders of our common stock.

Salary and Bonus

Base salaries have generally been based upon an individual’s scope of responsibilities, level of experience, amounts paid to comparable individuals (both within and outside of our company) and length of service. Discretionary annual bonuses have generally been based on individual performance in absolute and qualitative terms, as well as team performance and our overall performance, and are designed to reward high-performing key personnel and employees who drive our results and provide an incentive to sustain this performance in the long-term. Discretionary annual bonuses are based in part on the individual’s contribution to the generation of profits by our subsidiaries which employ the individual, taking into account the nature of the services provided by the individual, his or her seniority and the performance of the individual during the fiscal year. In addition, as a significant portion of the discretionary annual bonus is performance-based, our management also takes into account performance during the year both absolutely and based on established goals for us to generate revenue and profits, leadership qualities of the individual, the individual’s contribution to the growth of the business, operational performance, business responsibilities, length of service, current compensation arrangements and long-term potential to enhance the value for investors in the GLG Funds. Specific factors affecting compensation decisions include:

•	key financial measures, such as fee revenue, operating profit, fund inflows and fund performance;

•	promoting commercial excellence, including by creating new product or investment ideas, improving fund performance, introducing new clients, growing AUM, being a leading market player or attracting and retaining other talented individuals and investors;

•	achieving excellence and respect among senior management, peers and other employees; and

•	enhancing the growth and reputation of our business as a whole.

Although we do not set specific financial performance targets for the individual based on any quantitative formula, the key factors and financial measurements discussed above will be considered together with management’s judgment about each individual’s performance in determining the appropriate discretionary annual bonus in light of our fiscal year performance.

Under employment agreements with each of Messrs. Gottesman, Roman, Lagrange, Rojek, White and San Miguel, the salaries of Messrs. Gottesman, Roman, Lagrange and White were set at levels that we believe to be reasonable given their duties, responsibilities and contributions to the Company and the salaries of Messrs. Rojek and San Miguel were set at levels that we believe to be reasonable given their duties, responsibilities and contributions to the Company and that we believe to be comparable to those provided to executives with similar responsibilities at other companies in our industry.

Noam Gottesman.  Effective as of November 2, 2007, Mr. Gottesman, our Chairman of the Board and Co-Chief Executive Officer, entered into substantially identical employment agreements with each of GLG Partners LP, GLG Partners Services LP and the Company, pursuant to which he receives an aggregate annual salary of $1,000,000 each calendar year. The employment agreements with GLG Partners LP and GLG Partners Services LP, two of our primary operating subsidiaries, were replacements of prior employment agreements with those entities pursuant to which Mr. Gottesman serves as co-CEO and senior managing director of GLG Partners LP and provides, among other things, marketing, promotion, client solicitation and other client relation services with respect to the GLG Funds and managed accounts to GLG Partners Services LP. Upon the consummation of the acquisition of GLG Partners LP and certain affiliated entities (“GLG”) on November 2, 2007, Mr. Gottesman entered into the employment agreement with the Company with respect to his additional duties as our Chairman of the Board and Co-Chief Executive Officer. In addition, under Mr. Gottesman’s current employment agreements, he is eligible to receive a discretionary bonus and equity incentive awards, including under our LTIP, except that the parties agreed that no awards would be granted to him for 2007 and no awards were granted in 2008 or 2009. Effective April 1, 2009 and through December 31, 2009, at Mr. Gottesman’s request, his annual salary under each of his employment agreements was reduced for the remainder of 2009 to $1. On January 1, 2010, Mr. Gottesman’s aggregate annual salary was restored to $1,000,000.

Pierre Lagrange.  Effective as of November 2, 2007, Mr. Lagrange, a Senior Managing Director of our GLG Partners LP subsidiary, entered into substantially identical employment agreements with each of GLG Partners LP and GLG Partners Services Limited, pursuant to which he receives an aggregate annual salary of $1,000,000 each calendar year. The employment agreements with GLG Partners LP and GLG Partners Services Limited, two of our primary operating subsidiaries, were replacements of prior employment agreements with those entities pursuant to which Mr. Lagrange serves as senior managing director of GLG Partners LP and provides, among other things, marketing, promotion, client solicitation and other client relation services with respect to the GLG Funds and managed accounts to GLG Partners Services Limited. In addition, under Mr. Lagrange’s current employment agreements, he is eligible to receive a discretionary bonus and equity incentive awards, including under our LTIP, except that the parties agreed that no awards would be granted to him for 2007 and no awards were granted in 2008 or 2009. Effective April 1, 2009 and through December 31, 2009, at Mr. Lagrange’s request, his annual salary under each of his employment agreements was reduced for the remainder of 2009 to $1. On January 1, 2010, Mr. Lagrange’s aggregate annual salary was restored to $1,000,000.

Emmanuel Roman.  Effective as of November 2, 2007, Mr. Roman, our Co-Chief Executive Officer, entered into substantially identical employment agreements with each of GLG Partners LP, GLG Partners Services LP and the Company, pursuant to which he receives an aggregate annual salary of $1,000,000 each calendar year. The employment agreements with GLG Partners LP and GLG Partners Services LP, two of our primary operating subsidiaries, were replacements of prior employment agreements with those entities pursuant to which Mr. Roman serves as co-CEO and senior managing director of GLG Partners LP and provides, among other things, marketing, promotion, client solicitation and other client relation services with respect to the GLG Funds and managed accounts to GLG Partners Services LP. Upon the consummation of the acquisition of GLG on November 2, 2007, Mr. Roman entered into the employment agreement with the Company with respect to his additional duties as our Co-Chief Executive Officer. In addition, under Mr. Roman’s current employment agreements, he is eligible to receive a discretionary bonus and equity incentive awards, including under our LTIP, except that the parties agreed that no awards would be granted to him for 2007 and no awards were granted in 2008 or 2009. Effective April 1, 2009 and through December 31, 2009, at Mr. Roman’s request, his annual salary under each of his employment agreements was reduced for the remainder of 2009 to $1. On January 1, 2010, Mr. Roman’s aggregate annual salary was restored to $1,000,000.

Jeffrey M. Rojek.  Pursuant to his employment agreement with the Company, Mr. Rojek serves as Chief Financial Officer of the Company and receives: an annual salary of $400,000; an annual bonus equal to at least $600,000; an initial award of 38,670 shares of restricted stock under the LTIP and a second grant of shares 177,305 shares of restricted stock under the LTIP awarded on March 18, 2009; and other benefits as set forth in the employment agreement. Mr. Rojek is also eligible to receive a discretionary cash bonus and to receive equity incentive awards, including under the LTIP. For 2009, Mr. Rojek received base salary of $400,000 and a guaranteed minimum cash bonus of $600,000 under the terms of his employment agreement. In addition, he was eligible for a discretionary performance compensation award of up to an additional

$1 million, subject to satisfaction of certain performance goals, as described under “— Performance Compensation Awards — 2009”.

Simon White.  Pursuant to an employment agreement with the Company, Mr. White serves as Chief Operating Officer of the Company. Under the terms of his employment agreement, Mr. White receives an annual salary of $500,000 and other benefits as set forth in the employment agreement. Mr. White is also eligible to receive a discretionary cash bonus and to receive equity incentive awards, including under the LTIP. Mr. White also participates in the limited partner profit share arrangement and equity participation plan described under “— Distributions and Limited Partner Profit Shares” below. On November 2, 2007, Mr. White’s interest letter with Laurel Heights LLP was amended to provide that he will no longer receive any monthly partnership draw from Laurel Heights LLP, but he will continue to be eligible for discretionary partnership profit allocations. For 2009, Mr. White received base salary of $500,000 and was eligible for a discretionary performance compensation award of up to $1 million, subject to satisfaction of certain performance goals, as described under “— Performance Compensation Awards — 2009”. In addition, Mr. White vested in $500,000 in cash and 110,000 shares of common stock on November 2, 2009, representing the vesting of the third installment of his interests in cash and stock proceeds from the acquisition of GLG by us under the equity participation plan described under “— Other Equity-Based Compensation”. See also “Certain Relationships and Transactions With Related Persons — Equity Participation Plan”.

Alejandro San Miguel.  Pursuant to his employment agreement with the Company, Mr. San Miguel serves as General Counsel and Corporate Secretary of the Company and receives: an annual salary of $500,000; an annual bonus equal to at least $1 million, a portion of which may be conditioned upon the achievement of performance goals; in 2007 an award of 253,631 shares of restricted stock; and other benefits as set forth in the employment agreement. Mr. San Miguel is also eligible to receive a discretionary cash bonus and to receive equity incentive awards, including under the LTIP. For 2009, Mr. San Miguel received base salary of $500,000 and $500,000 of his guaranteed minimum cash bonus under the terms of his employment agreement. In addition, he was eligible for a discretionary performance compensation award of up to an additional $1 million (including the remaining $500,000 guaranteed under his employment agreement), subject to satisfaction of certain performance goals and certain minimum guaranteed amounts under the terms of his employment agreement, as described under “— Performance Compensation Awards — 2009”.

Performance Compensation Awards

2009. The LTIP was designed so that the payment of performance compensation awards under the plan would be deductible under Section 162(m) of the Code. On March 24, 2009, the Compensation Committee established performance goals for 2009 with respect to a bonus pool amount that would be available for cash payments and made performance compensation awards under the LTIP to Messrs. Rojek, White and San Miguel, under which these executive officers would be eligible to receive cash performance compensation payments from the available bonus pool. Messrs. Gottesman, Roman and Lagrange did not receive any performance compensation awards for 2009. Under the awards to Messrs. Rojek, White and San Miguel, the Compensation Committee established a notional bonus pool amount of $3.0 million for 2009, 100% of which would be available for cash payments to the eligible executive officers if any of the following performance goals (the “Primary Performance Goals”) are satisfied:

•	gross AUM achieved by the Company as of December 31, 2009 is at least $18.0 billion;

•	the closing price of the Company’s common stock as of December 31, 2009 is at least 150% of the closing price of the Company’s common stock on December 31, 2008 of $2.27 per share; or

•	during the year ending December 31, 2009, the Company enters into one or more transactions for the acquisition (whether by acquisition of stock or assets, by merger or otherwise) of at least:

•	$8.0 billion of gross AUM of long-only assets;

•	$2.0 billion of gross AUM of alternative strategy assets; or

•	$1.0 billion of gross AUM of alternative strategy assets and $4.0 billion of gross AUM of long-only assets.

The acquisition of Société Générale Asset Management UK (“SGAM UK”), which was completed in 2009, was not considered for purposes of this performance goal.

If none of the Primary Performance Goals were achieved, then a specified percentage (10% or 25%) of the notional bonus pool amount would be available for cash payments to the eligible Named Executive Officers for each of the following secondary performance goals for 2009 (the “Secondary Performance Goals”) that are satisfied: (i) certification by the Company to the agent under the Company’s credit facilities of compliance with such credit facilities; (ii) reducing the Company’s general and administrative (“G&A”) expenses, determined in accordance with US generally accepted accounting principals for inclusion in the Company’s audited consolidated financial statements for the year ended December 31, 2009, to less than $95 million (excluding G&A expenses related to the acquisition of SGAM UK and to the acquired SGAM UK entities and G&A expenses related to any other acquisition transaction, whether or not consummated, or to any acquired entities); (iii) an increase in gross AUM from US clients by more than 50% year over year; (iv) $500 million or more in aggregate gross AUM inflows from Asian and/or Middle Eastern clients during the year; and (v) completion of a specified post-acquisition project for the integration of the acquired SGAM UK companies by December 31, 2009. If more than one of the Secondary Performance Goals are achieved, in no event would the total amount of the actual bonus pool available exceed $3.0 million.

Under the awards, the 2009 performance compensation amounts for each individual eligible executive officer were determined by the Compensation Committee in its sole discretion, subject to the maximum amounts of the actual bonus pool amount allocable to each of Messrs. White, Rojek and San Miguel being one-third of the actual bonus pool amount each. The Compensation Committee retained the sole authority to exercise negative discretion to allocate all, less than all or none of the actual bonus pool amount to the eligible executive officers within such maximums, except in the case of Mr. San Miguel, who is entitled to a minimum guaranteed amount under the terms of his employment agreement equal to $500,000 if any of the Primary Performance Goals are satisfied or a minimum amount based on the aggregate percentage of his maximum notional bonus pool amount achieved, not to exceed $500,000, if one or more of the Secondary Performance Goals are satisfied. If the Compensation Committee allocates less than the maximum amount to an eligible executive officer, the unallocated amount will not be available for allocation to any other eligible executive officer. The Company’s philosophy is to have a significant amount of performance-based compensation for its executive officers that is tied to the performance and profitability of the business. Based on the Company’s 2009 performance; the actual amount available for the bonus pool was $3.0 million. The Compensation Committee considered the following specific criteria in making its bonus allocation decisions for each individual eligible executive officer: the individual executive officer’s responsibilities, achievements, contributions to the performance of the Company for 2009, our results of operations, share price, earnings per share and adjusted net income per non-GAAP weighted average fully diluted shares for 2009, the performance of our funds and our success in attracting and retaining AUM for 2009. The actual 2009 bonus amounts paid to each of Messrs. White, Rojek and San Miguel were $437,500, $337,500 and $687,500 in cash and 27,133, 48,839 and 27,133 restricted shares of our common stock under the LTIP with a value of $73,529, $132,352 and $73,529, respectively, pursuant to the Deferred Remuneration Arrangement. See “— Deferred Remuneration Arrangement” below.

2010. For 2010, in order to retain flexibility in making executive compensation decisions, the Compensation Committee has decided that it may use performance measures for incentive bonuses which do not comply with the requirements of Section 162(m) with respect to our Named Executive Officers, except that Messrs. Gottesman, Roman and Lagrange will not receive any performance compensation awards for 2010.

Deferred Remuneration Arrangement

In December 2009, we implemented the 2009 Deferred Remuneration Arrangement (the “DRA”) in respect of discretionary compensation and limited partner profit share for 2009 for all personnel whose total compensation or limited partner profit share for 2009 exceeds $750,000. The DRA was implemented in order to better align the interests of our personnel with those of our clients and shareholders and to improve our risk management control infrastructure by vesting a portion of compensation or limited partner profit share over a period of time longer than the traditional one year performance period. Typically, eligible personnel received a deferred award in an amount equal to approximately 25% of such person’s total compensation or limited partner profit share in excess of $750,000, subject to adjustment for pre-existing contractual restrictions and for current tax obligations on the deferred award. Pursuant to the DRA, deferred awards made to certain investment professionals will be invested on their behalf into the GLG Funds they manage. Deferred awards made to marketers will be invested on their behalf into GLG Funds selected by them. These deferred awards and any related investment earnings or losses will vest in two equal installments on March 31, 2011 and 2012. Deferred awards for all other personnel will be made in the form of awards of restricted stock under the LTIP which will also vest in two equal installments on March 31, 2011 and 2012. Deferred awards are subject to forfeiture if the participant is terminated for cause or if the participant fails to comply with certain covenants following termination of the participant’s employment or limited partnership other than for cause or due to a voluntary resignation.

On February 23, 2010, Messrs. White, Rojek and San Miguel were awarded 27,133, 48,839 and 27,133 restricted shares of our common stock, respectively, under the LTIP, as deferred awards pursuant to the DRA, with a value of $73,529 for each of Messrs. White and San Miguel, and $132,352 for Mr. Rojek based on the closing price of the Company’s common stock on February 22, 2010, the immediately preceding NYSE trading day, of $2.71 per share. The shares of restricted stock under the awards vest in two equal installments on March 31, 2011 and 2012, as described above, subject to the terms of the employment agreements and restricted stock agreements of Messrs. Rojek, San Miguel and White.

Distributions and Limited Partner Profit Shares

Prior to our acquisition of GLG in November 2007, the Principals had direct and indirect ownership interests in certain GLG entities, principally GLG Partners LP and GLG Partners Services LP, through which they were entitled to receive distributions of profits earned by these GLG entities. In addition, GLG sought to align the interests of its non-principal senior management and other key personnel with those of the investors in the GLG Funds through the limited partner profit share arrangement. Under this arrangement, these individuals have direct or indirect profits interests in these GLG entities, which entitles these individuals to receive distributions of profits derived from the fees earned by these GLG entities. Prior to an acquisition of GLG, each of these individuals received the majority of his or her economic benefit in the form of distributions in respect of his or her ownership interests in these GLG entities, in the case of the Principals, and limited partner profit shares, in the case of non-principals. Following the acquisition of GLG, the Principals no longer receive distributions of profits earned by the GLG entities.

Of our Named Executive Officers, only Mr. White participates in the limited partner profit share arrangement.

Participants in the limited partner profit share arrangement are paid base limited partner profit share generally based on the individual’s scope of responsibilities, level of experience, amounts paid to comparable individuals (both within and outside of our company) and length of service. Discretionary limited partner profit share is based on the individual’s contribution to the generation of profits by GLG Partners LP and GLG Partners Services LP, taking into account the nature of the services provided to us by each individual, his or her seniority and the performance of the individual during the period.

A significant portion of the distributions received by senior management and key personnel who participate in the limited partner profit share arrangement historically has been performance-based. In making compensation decisions, management has taken in the past, and is expected to continue to take in the future, into account performance during the year both absolutely and against established goals for our company to generate revenue and profits, leadership qualities of the individual, the individual’s contribution to the growth of the business, operational performance, business responsibilities, length of service, current compensation arrangements and long-term potential to enhance value for investors in the GLG Funds. Specific factors affecting compensation decisions include:

•	key financial measurements such as fee revenue, operating profit, fund inflows and fund performance;

•	promoting commercial excellence, including by creating new product or investment ideas, improving fund performance, introducing new clients, growing AUM, being a leading market player or attracting and retaining other talented individuals and investors;

•	achieving excellence and respect among the senior management, peers and other employees; and

•	enhancing the growth and reputation of our business as a whole.

Although we do not set specific financial performance targets for the individual based on any quantitative formula, the key factors and financial measurements listed will be considered together with management’s judgment about each individual’s performance in determining the appropriate compensation in light of our current year performance. We believe that this approach provides us with the flexibility to allocate profits based on individual performance in the context of our overall performance each year, as determined in its sole discretion.

For 2009, Mr. White received a discretionary limited profit share distribution of $500,000, representing the payment of a portion of his 2009 performance compensation award described above under “— Performance Compensation Awards”.

We believe that our philosophy of seeking to align the interests of our key personnel with those of the investors in the GLG Funds has been a key contributor to our growth and successful performance. The Principals, their Trustees and certain of the key personnel participating in the equity participation plan agreed to invest in the GLG Funds at least 50% of the excess of the cash proceeds they received in the acquisition of GLG by Freedom Acquisition Holdings, Inc. over the aggregate amount of any taxes payable on their respective portion of the purchase price, further aligning their interests with those of the investors in these funds. The Principals, their Trustees and these key personnel invested a portion of the cash proceeds from the sale of GLG representing approximately $506 million of net AUM in the GLG Funds as of December 31, 2009 and pay the same fees and invest on the same terms as other investors. The determination of the GLG Funds into which our key personnel participating in the equity participation plan invest the proceeds of the acquisition and the amounts to be invested in each GLG Fund are made by the general partners of Sage Summit LP and Lavender Heights Capital LP, respectively, the vehicles through which the equity participation plan is implemented, in consultation with certain of our key personnel. The general partners of these limited partnerships are Sage Summit Ltd. and Mount Garnet Limited. The directors of Sage Summit Ltd. are Leslie J. Schreyer and Jeffrey A. Robins, Trustees of the Gottesman and Roman GLG Trusts, respectively, and Nigel Bentley, an executive of the Trustee of the Lagrange GLG Trust. The directors of Mount Garnet Limited are Alejandro San Miguel and Leslie J. Schreyer. See “Certain Relationships and Transactions with Related Persons — Investment Transactions”.

Long-Term Incentive Compensation

On October 31, 2007, our shareholders approved the adoption of our 2007 Restricted Stock Plan (the “Restricted Stock Plan”) and the 2007 LTIP, and on May 11, 2009, our shareholders approved the adoption of our LTIP. We believe the continued ownership by our senior management and key personnel of significant amounts of our common stock, either directly or indirectly through stock-based awards under the Restricted Stock Plan, the 2007 LTIP and the LTIP, will afford significant alignment with holders of our common stock. Our long-term incentive compensation will be delivered through the grant of shares of restricted stock to senior management, key personnel and employees under the plans.

Restricted stock will aid in the attraction and retention of our senior management, key personnel and employees and align the interests of these individuals with those of our shareholders. Restricted stock will have additional value for our senior management, key personnel and employees as the price of our common stock increases and our personnel remain employed by us for the period required for the shares of restricted stock to vest (typically over a period of four years), thus providing an incentive to remain employed with us.

The Compensation Committee or the Special Grant Committee, as the case may be, will determine all material aspects of the long-term incentive awards — who receives an award, the amount of the award, the grant price of the award (if any), the timing of the awards as well as any other aspect of the award it may deem material. When making its decisions regarding long-term incentives, the Compensation Committee or the Special Grant Committee may consider many factors. In addition to competitive market data, it may consider the number of shares of our common stock outstanding, the amount of equity incentives currently outstanding and the number of shares available for future grant under the plans. Furthermore, individual stock option awards may be based on many individual factors such as relative job scope and contributions made during the prior year and the number of shares held by individual members of our senior management, key personnel and employees. On February 23, 2010, each of Messrs. Rojek and San Miguel were awarded 100,000 restricted shares of common stock under the LTIP which awards will vest in three equal installments on May 15, 2010, 2011 and 2012.

Other Equity-Based Compensation

The equity participation plan provides certain key individuals with limited partnership interests in two limited partnerships, Sage Summit LP and Lavender Heights Capital LP, with the right to receive a percentage of the proceeds from the acquisition of GLG by us. Sage Summit LP and Lavender Heights Capital LP received collectively 15% of the total consideration of cash and our capital stock payable to the owners of the GLG entities in the acquisition. The equity participation plan is subdivided into an “Sub-Plan A” and a “Sub-Plan B”. These limited partnerships distributed to Sub-Plan A limited partners an aggregate of 25% of such amounts upon consummation of the acquisition of GLG, 25% on each of the first and second anniversaries of the consummation of the acquisition, and the remaining 25% will be distributed to the limited partners upon vesting on the third anniversary of the consummation of the acquisition, which vesting may be accelerated by the general partners of the limited partnerships. Sub-Plan B member entitlements vested 25% on each of the first and second anniversaries of the consummation of the acquisition and the remaining 50% was originally scheduled to vest in two equal installments over a two-year period on the third and fourth anniversaries of the consummation of the acquisition, subject to acceleration. In December 2009, the general partners of the limited partnerships determined to accelerate the final vesting date for awards under Sub-Plan B from November 2, 2011 to November 2, 2010, subject to each of the limited partners executing amended interest letters. The unvested portion of such amounts is subject to forfeiture back to Sage Summit LP and Lavender Heights Capital LP (and not to the Company) in the event of termination of the individual as a limited partner prior to each vesting date, unless such termination is without cause after there has been a change in control of the Company or due to death or disability. Forfeited awards may be reallocated by Sage Summit LP and Lavender Heights Capital LP to their then existing or future limited partners (i.e., participants in the plan). Mr. White is the only Named Executive Officer who is a participant in the equity participation plan as an Sub-Plan A member and his interests under this plan are being accounted for in accordance with the provisions of FASB ASC Topic 718, and the related expense is included in the Summary Compensation Table with respect to Mr. White. Mr. White received an allocation under Sub-Plan A of the equity participation plan on November 2, 2007 of 440,000 shares of our common stock and $2 million in cash. On November 2, 2009, Mr. White vested in 110,000 shares of our common stock and $500,000 in cash. In February 2010, Mr. White received an additional allocation of the consideration received by Sage Summit LP in the acquisition of GLG of 100,000 shares of our common stock, which shares will vest in three equal installments on March 31, 2011, 2012 and 2013.

In addition, the Principals and the Trustees have entered into an agreement among principals and trustees which will provide that, in the event a Principal voluntarily terminates his employment with us for any reason prior to the fifth anniversary of the closing of the acquisition, a portion of the equity interests held by that Principal and his related Trustee as of the closing of the acquisition will be forfeited to the Principals who are still employed by us and their related Trustees. The agreement provides for vesting of 17.5% on the consummation of the Acquisition, and 16.5% on each of the first through fifth anniversaries of the acquisition.

This arrangement is accounted for in accordance with FASC ASC Topic 718 and is amortized into expense over the applicable vesting period using the accelerated method. As a result, following the completion of the acquisition, we recognize the amortization of non-cash equity-based compensation expenses associated with the vesting under the agreement among principals and trustees. However, since no amounts are payable by us to the Principals or the Trustees, these non-cash charges are not included in the Summary Compensation Table with respect to Messrs. Gottesman, Roman and Lagrange.

Personal Benefits

Our Named Executive Officers participate in a variety of retirement, health and welfare, and vacation benefits designed to enable the Company to attract and retain its workforce in a competitive marketplace. Health and welfare and vacation benefits help ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites

Our Named Executive Officers are provided a limited number of perquisites whose primary purpose is the Company’s desire to minimize distractions from the executives’ attention to the Company’s business. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

The principal perquisites offered to our Named Executive Officers in 2009 are life insurance premiums, moving expenses and health club memberships. Please see the Summary Compensation Table and accompanying narrative disclosures set forth in this proxy statement for more information on perquisites and other personal benefits we provide to our Named Executive Officers.

401(k) Plan

We maintain a 401(k) retirement plan intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. The plan is a defined contribution plan that covers all our U.S. employees who have been employed for three months or longer, including Messrs. Rojek and San Miguel, beginning on the date of employment. Employees under 50 years of age may contribute up to $16,500 of their eligible compensation (subject to certain limits) as pretax, salary contributions. Employees aged 50 years or over may contribute up to $22,000 of their eligible compensation (subject to certain limits) as pretax, salary contributions. We have the option of matching the amount contributed by each employee and of making an additional annual discretionary profit-sharing contribution. We have not made any matching or profit-sharing contributions since the inception of the plan.

Severance and Change in Control Benefits

Severance and change in control benefits are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. The severance and change in control benefits found in the Named Executive Officers’ employment agreements are designed to encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes. These benefits include continued base salary payments and health insurance coverage (typically for a one-year period), acceleration of the vesting of outstanding equity-based awards, such as restricted stock (without regard to the satisfaction of any time-based requirements or performance criteria).

Termination Provisions.  Our employment agreements with the Named Executive Officers provide severance payments and other benefits in an amount we believe is appropriate, taking into account the time it is expected to take a separated executive to find another job. The payments and other benefits are provided because we consider a separation to be a Company-initiated termination of employment that under different circumstances would not have occurred and which is beyond the control of separated executives. Separation benefits are intended to ease the consequences to an executive of an unexpected termination of employment. The Company benefits by requiring a general release from separated executives. In addition, the Company has included post-termination non-compete and non-solicitation covenants in certain individual employment agreements.

We consider it likely that it will take more time for higher-level employees to find new employment, and therefore senior management generally is paid severance for a longer period. Additional payments may be permitted in some circumstances as a result of individual negotiations with executives, especially where we desire particular non-disparagement, cooperation with litigation, non-competition and non-solicitation terms. See the descriptions of the individual employment agreements with the Named Executive Officers under “Certain Relationships and Transactions with Related Persons — Employment Agreements” for additional information.

Change of control provisions.  Under the Restricted Stock Plan, the 2007 LTIP and the LTIP and the award agreements under those plans, our restricted stock generally vests upon a change of control followed by a termination of or change in an executive’s employment, whether or not time vesting requirements or performance targets have been achieved. Under the employment agreements with our Named Executive Officers, other change of control benefits generally require a change of control, followed by a termination of or change in an executive’s employment (i.e., a “double trigger”). The Company believes that the “double trigger” provisions in the Restricted Stock Plan, 2007 LTIP, LTIP and employment agreements with our Named Executive Officers are reasonable and in the best interests of shareholders as they will increase the likelihood that an executive will remain with the Company should a change of control event occur. In addition, the “double trigger” provisions in the employment agreements will help ensure that some change of control benefits will become due only if the Named Executive Officer’s employment actually terminates as a result of the change of control.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our tax deductions relating to the compensation paid to our Co-Chief Executive Officers and certain other executive officers, unless the compensation is performance-based and the material terms of the applicable performance goals are disclosed to and approved by our shareholders. All of our equity-based compensation and long-term incentive plans have received shareholder approval and, to the extent applicable, were prepared with the intention that our incentive compensation could qualify as performance-based compensation under Section 162(m). While we intend to continue to rely on performance-based compensation programs, we are cognizant of the need for flexibility in making executive compensation decisions, based on the relevant facts and circumstances relating to the Company’s performance and an individual’s performance and contributions. The Company intends to retain this flexibility to provide total compensation in line with competitive practice, the Company’s compensation philosophy, and the best interests of the Company and our shareholders. We therefore may from time to time pay compensation to our executive officers that may not be tax deductible.

Accounting for Stock-Based Compensation

We record stock-based compensation expense in our financial statements in accordance with FASB ASC Topic 718.

Certain Awards Deferring or Accelerating the Receipt of Compensation

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans”. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. The Company intends that awards granted under the 2007 LTIP and the LTIP will comply with the requirements of Section 409A and intends to administer and interpret the 2007 LTIP and the LTIP in such a manner.

Role of Executives and Others in Establishing Compensation

Our Co-Chief Executive Officers, Noam Gottesman and Emmanuel Roman, annually review the performance of the Named Executive Officers (other than their own, which are reviewed by the Compensation Committee), and meet on a case-by-case basis with each of the other Named Executive Officers to reach agreements with respect to salary adjustments and annual award amounts, which are then presented to the Compensation Committee for approval. The Compensation Committee can exercise discretion in modifying any recommended adjustments or awards to executives. There were four meetings of the Compensation Committee in 2009 and Messrs. Gottesman and Roman, in their capacity as the Special Grant Committee, reported to the Compensation Committee on their activities.

The day-to-day design and administration of benefits, including health and vacation plans and policies applicable to salaried employees in general are handled by our Human Resources, Finance and Legal Departments. Our Compensation Committee (or board of directors) remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Our board of directors has established a Special Grant Committee which consists of Messrs. Gottesman, Roman and Lagrange. This committee has full authority and power, pursuant to the Company’s Restricted Stock Plan, 2007 LTIP and LTIP to make grants of restricted stock to participants under such plans, other than executive officers of the Company and certain designated employees, provided, that the aggregate number of shares subject to such restricted stock grants are limited to the maximum number of shares authorized under the respective plans; and provided, further, that the committee must report all grants to the board of directors at its first meeting following such grant.

The board has also delegated to the Co-Chief Executive Officers the authority to set compensation for all personnel, other than the Named Executive Officers and certain designated employees.

Conclusion

In summary, we believe the current design of our executive compensation programs, utilizing a mix of base salary, annual cash bonus, limited partner profit share and long-term equity-based incentives properly motivates our management team to perform and produce strong returns for the Company and its shareholders. In the view of the board of directors and the Compensation Committee, the overall compensation amounts earned by the Named Executive Officers under our compensation programs for fiscal 2009 reflect the performance of the Company during the period and appropriately reward the Named Executive Officers for their efforts and achievements during fiscal 2009, consistent with our compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee

Martin E. Franklin, Chairman
Ian G.H. Ashken
James N. Hauslein

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain summary information concerning compensation paid or accrued by the Company and GLG for services rendered in all capacities during the fiscal years ended December 31, 2009, 2008 and 2007 for our Named Executive Officers. Prior to November 2, 2007, in addition to receiving an annual salary, Messrs. Gottesman, Roman and Lagrange received the majority of their compensation in the form of distributions in respect of their direct or indirect ownership interests in GLG’s businesses. Prior to November 2, 2007, Mr. White received his compensation in the form of distributions of limited partner profit shares. Therefore, a significant portion of the distributions received by these Named Executive Officers has been performance-based, because all of their distributions have been calculated based on their respective percentage interests in the profits of GLG and their allocated limited partner profit shares. Cash distributions in respect of fiscal 2007 to the Gottesman GLG Trust for the benefit of Mr. Gottesman were $122,817,362, to the Roman GLG Trust for the benefit of Mr. Roman were $41,754,580, and to the Lagrange GLG Trust for the benefit of Mr. Lagrange were $91,655,650. Following the acquisition of GLG, Messrs. Roman and Lagrange no longer receive distributions of profits earned by our subsidiaries and, therefore, they did not receive any distributions for fiscal 2008 or 2009. Following the acquisition of GLG, Mr. Gottesman and the Gottesman GLG Trust continue to receive dividends on Exchangeable Shares of our subsidiary FA Sub 2 Limited they hold, equivalent to dividends paid on our common stock based on the number of shares of common stock into which they are exchangeable and cumulative dividends based on our estimate of net taxable income of FA Sub 2 Limited allocable to such holders, multiplied by an assumed tax rate. See Note 2 of the Notes to Combined and Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 accompanying this proxy statement. In addition, Mr. White received discretionary limited partner profit share distributions in the amounts of $500,000 and $500,000, representing payment of his 2009 and 2008 performance awards, for fiscal 2009 and 2008, respectively. Mr. White received a limited partner profit share distribution in the amount of $2,735,800, representing limited partner profit share for fiscal 2007. See “Certain Relationships and Transactions with Related Persons — Limited Partner Profit Share Arrangement”.

Summary Compensation Table

								Non-Equity
								Incentive
					Stock		Option	Plan		All Other
		Salary	Bonus		Awards		Awards	Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)		($)		($)	($)		($)		($)

Noam Gottesman	2009	260,770	—		—		—	—		250,000	(1)	510,770
Chairman and Co-Chief	2008	1,000,000	—		—		—	—		—		1,000,000
Executive Officer	2007	4,352,780	—		—		—	—		73,815	(2)	4,426,595
Emmanuel Roman	2009	260,770	—		—		—	—		—		260,770
Co-Chief Executive Officer	2008	1,000,000	—		—		—	—		—		1,000,000
	2007	4,352,780	—		—		—	—		73,815	(2)	4,426,595
Pierre Lagrange	2009	250,000	—		—		—	—		—		250,000
Senior Managing Director	2008	1,000,000	—		—		—	—		—		1,000,000
Jeffrey M. Rojek	2009	400,000	—		632,352	(4)(5)	—	937,500	(6)	—		1,969,852
Chief Financial Officer (3)	2008	316,712	—		500,000	(4)	—	1,183,288	(6)	—		2,000,000
Simon White	2009	500,000	—		73,529	(5)	—	437,500	(8)	407,634	(9)	1,418,663
Chief Operating Officer	2008	500,000	—		—		—	500,000	(8)	850,220	(9)	1,850,220
	2007	76,923	—		6,028,000	(7)	—	—		663,648	(9)	6,768,571
Alejandro R. San Miguel	2009	500,000	—		73,529	(4)(5)	—	1,187,500	(11)	—		1,761,029
Corporate Secretary and	2008	500,000	—		—		—	1,300,000	(11)	—		1,800,000
General Counsel (10)	2007	76,923	400,000	(12)	3,474,745	(4)	—	—		—		3,951,668

(1)	Represents the reimbursement of expenses up to $250,000 related to Mr. Gottesman’s relocation from London to New York.

(2)	Represents the maximum allowance for health, medical, travel and other fringe benefits the Named Executive Officer is entitled to receive.

(3)	Mr. Rojek became our Chief Financial Officer in March 2008.

(4)	Represents the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718 for 2009, 2008 and 2007. See the Grants of Plan-Based Awards table for further information regarding the restricted stock awards. A discussion of the assumptions used in calculating the award values may be found in Note 12, Share Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(5)	Includes portions of the annual bonus compensation paid to Messrs. Rojek, White and San Miguel for 2009 under the Deferred Remuneration Arrangement in the form of restricted shares of common stock under the LTIP with a grant date fair value of $132,352, $73,529 and $73,529, respectively. See “Compensation Discussion and Analysis — Deferred Remuneration Arrangement”. In February 2010, Messrs. Rojek and San Miguel were each awarded 100,000 restricted shares of common stock under the LTIP with a grant date fair value of $271,000. These shares will vest in three equal installments on May 15, 2010, 2011 and 2012 and are not shown in the table above.

(6)	Represents the non-deferred portion of Mr. Rojek’s performance compensation awards for 2009 and 2008 paid in 2010 and 2009, respectively, and includes $600,000, representing the guaranteed bonus amount payable to Mr. Rojek for both 2009 and 2008 pursuant to his employment agreement.

(7)	Represents the grant date fair value in 2007 for 440,000 shares of common stock computed in accordance with FASB ASC Topic 718, which is subject to vesting, comprising the stock component of Mr. White’s interest in the total cash and equity consideration received by GLG shareholders in the acquisition transaction under our equity participation plan. See the Grants of Plan-Based Awards table and “Certain Relationships and Transactions with Related Persons — Equity Participation Plan” for further information regarding the equity participation plan awards. The amounts shown do not correspond to the actual value that may be realized by Mr. White. A discussion of the assumptions used in calculating the award values may be found in Note 12, Share Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(8)	Represents the non-deferred portion of Mr. White’s performance compensation award for awards for 2009 and 2008 paid in 2010 and 2009, respectively, in the form of a discretionary limited partner profit share distribution.

(9)	Includes $375,000, $833,333 and $652,778, representing the expense recognized in 2009, 2008 and 2007, respectively, with respect to the $2,000,000 cash award, which is subject to vesting, comprising the cash component of Mr. White’s interest in the total cash and equity consideration received by GLG shareholders in the acquisition transaction under our equity participation plan for financial statement reporting purposes for the fiscal year, except that pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards table and “Certain Relationships and Transactions with Related Persons — Equity Participation Plan” for further information regarding the equity participation plan awards. The amounts shown do not correspond to the actual value that may be realized by Mr. White. On each of November 2, 2009, 2008 and 2007, Mr. White vested in 25% of the cash award, or $500,000, which was distributed to him by Sage Summit LP and Lavender Heights Capital LP, together with $23,623 and $4,492 in interest for 2009 and 2008, respectively. Also includes $9,011, $9,645 and $10,870 for reimbursement of medical, dental and health insurance premiums in 2009, 2008 and 2007, respectively, and $24,750 representing the dollar value of dividends paid on unvested shares of restricted stock during 2008, which amount is not factored into the grant date fair value of the award determined in accordance with FASB ASC Topic 718.

(10)	Mr. San Miguel became our General Counsel and Corporate Secretary in November 2007.

(11)	Represents the non-deferred portion of Mr. San Miguel’s performance compensation awards for 2009 and 2008 paid in 2010 and 2009, respectively, and includes $1,000,000, representing the guaranteed bonus amount payable to Mr. San Miguel pursuant to his employment agreement with respect to both 2009 and 2008.

(12)	Includes $166,667, representing the guaranteed bonus amount payable to Mr. San Miguel pursuant to his employment agreement with respect to 2007.

Grants of Plan-Based Awards in 2009

									All Other	All Other
									Stock	Option		Grant
						Estimated Future			Awards:	Awards:	Exercise	Date Fair
			Estimated Possible Payouts			Payouts Under Equity			Number of	Number of	or Base	Value of
			Under Non- Equity Incentive			Incentive Plan			Shares of	Securities	Price of	Stock and
			Plan Awards			Awards			Stock or	Underlying	Option	Option
	Grant	Award	Threshold	Target	Maximum	Threshold	Target/		Units	Options	Awards	Awards
Name	Date	Type	($)	($)	($)	(#)	Maximum (#)		(#)	(#)	($/Sh)	($)

Noam Gottesman	—	—	—	—	—	—	—		—	—	—	—
Emmanuel Roman	—	—	—	—	—	—	—		—	—	—	—
Pierre Lagrange	—	—	—	—	—	—	—		—	—	—	—
Jeffrey M. Rojek	3/18/2009	Restricted Stock	—	—	—	—	177,305	(1)	—	—	—	500,000
	3/24/2009	Performance Award	337,500	1,000,000	1,000,000	—	—		—	—	—	—
	2/23/2010	Restricted Stock	—	—	—	—	48,838	(2)	—	—	—	132,352
Simon White	3/24/2009	Performance Award	437,500	1,000,000	1,000,000	—	—		—	—	—	—
	2/23/2010	Restricted Stock	—	—	—	—	27,133	(2)	—	—	—	73,529
Alejandro San Miguel	3/24/2009	Performance Award	687,500	1,000,000	1,000,000	—	—		—	—	—	—
	2/23/2010	Restricted Stock	—	—	—	—	27,133	(2)	—	—	—	73,529

(1)	Represents restricted shares of common stock granted under the 2007 LTIP. The shares vest in installments of 25% on March 18, 2010 and 75% on November 2, 2010, subject to our having achieved certain minimum levels of net assets under management as of the immediately preceding February 28 and October 31, respectively.

(2)	Represents restricted shares of common stock granted to Messrs. Rojek, White and San Miguel under the LTIP, representing a portion of their annual bonus compensation for 2009 under our Deferred Remuneration Arrangement. The shares vest in two equal installments on March 31, 2011 and 2012.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards					Stock Awards
Equity
Incentive
									Equity		Plan
									Incentive		Awards:
			Equity						Plan		Market
			Incentive						Awards:		or Payout
			Plan						Number		Value of
			Awards:					Market	of Unearned		Unearned
	Number of	Number of	Number of			Number of		Value of	Shares,		Shares,
	Securities	Securities	Securities			Shares or		Shares or	Units or		Units or
	Underlying	Underlying	Underlying			Units of		Units of	Other		Other
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	Rights		Rights
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	That Have		That Have
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(1)	(#)		($)(1)

Noam Gottesman	—	—	—	—	—	—		—	—		—
Emmanuel Roman	—	—	—	—	—	—		—	—		—
Pierre Lagrange	—	—	—	—	—	—		—	—		—
Jeffrey M. Rojek	—	—	—	—	—	—		—	206,307	(2)	664,309
Simon White	—	—	—	—	—	110,000	(3)	354,200	—		—
Alejandro R. San Miguel	—	—	—	—	—	—		—	182,453	(4)	587,499

(1)	Based on the $3.22 per share closing price of our common stock on December 31, 2009.

(2)	Represents restricted shares of common stock granted under the 2007 LTIP, subject to vesting as follows: 25% of the shares vest on each of March 18, 2009 and 2010 and 75% of the shares vest on November 2, 2010, subject to our having achieved certain minimum levels of net assets under management as of the immediately preceding February 28 and October 31, respectively.

(3)	Represents the shares of common stock comprising the stock component of Mr. White’s interest in the total cash and equity consideration received by GLG shareholders in the acquisition transaction under our equity participation plan. Twenty-five percent of the shares of common stock vested on each of November 2, 2009, 2008 and 2007 and the remaining 25% of the shares will be distributed to Mr. White on November 2, 2010. Mr. White’s interest in the $2,000,000 cash component vests in the same manner as the stock component.

(4)	Represents restricted shares of common stock granted under the 2007 LTIP, which vest on November 2, 2010, subject to our having achieved certain minimum levels of net assets under management as of the immediately preceding October 31.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Purchase of Convertible Subordinated Notes

On May 15, 2009, Noam Gottesman, Pierre Lagrange and Emmanuel Roman, through their respective trusts, purchased $10 million, $15 million and $5 million, respectively, aggregate principal amount of our 5.0% convertible subordinated notes due 2014 from the initial purchasers of the notes from the Company.

Investment Transactions

The Principals (including certain family members of the Principals) and the Trustees and key personnel had as of December 31, 2009, investments in GLG Funds and managed accounts equal to approximately $506 million of net AUM and pay the same fees and invest on the same terms as do other investors. Because these investments are made at the same fees and on the same terms as those of other investors, we believe these investments do not result in conflicts of interest with other investors in the GLG Funds or with managed accounts with similar strategies. The determination of the GLG Funds into which our key personnel participating in the equity participation plan will invest the proceeds of the acquisition and the amounts to be invested in each GLG fund will be made by the general partners of Sage Summit LP and Lavender Heights Capital LP, the vehicles through which the equity participation plan is implemented, in consultation with such GLG key personnel. The general partners of these limited partnerships are Sage Summit Ltd. and Mount Garnet Limited, respectively. The directors of Sage Summit Ltd. are Leslie J. Schreyer and Jeffrey A. Robins, Trustees of the Gottesman and Roman GLG Trusts, respectively, and Nigel Bentley, an executive of the Trustee of the Lagrange GLG Trust. The directors of Mount Garnet Limited are Alejandro San Miguel and Leslie J. Schreyer.

Transactions with Lehman Brothers

A subsidiary of Lehman Brothers Holdings Inc. holds approximately 11.0% of the voting interest in our company.

Prior to September 15, 2008, Lehman Brothers Holdings Inc. and its affiliates (collectively, “Lehman Brothers”) provided services to the GLG Funds through the following related arrangements: Lehman Brothers provided prime brokerage services to certain of the GLG Funds pursuant to prime brokerage agreements with each of the GLG Funds. In addition, Lehman Brothers acted as a broker, prime broker, derivatives counterparty and stock lending agent for certain of the GLG Funds and managed accounts pursuant to market standard trading agreements. Lehman Brothers also cleared and settled securities and derivatives trades for certain of the GLG Funds and for certain managed accounts pursuant to a clearing and settlement agreement dated September 2000 with GLG Partners LP. In addition, Lehman Brothers provided services such as issuing contract notes to our clients and provided certain systems, such as a convertible bond trading system, pursuant to a services agreement, dated September 2000. Pursuant to a dealing agreement, dated September 2000, Lehman Brothers provided custody services to certain of our clients. This agreement also established the regulatory relationship between Lehman Brothers and us. Pursuant to these agreements, the GLG Funds paid Lehman Brothers an aggregate of approximately $101 million for these services during 2008. Lehman Brothers also provided payroll services to us and agreed to provide us with disaster recovery support, such as office space. GLG paid Lehman Brothers approximately $284,000 in the aggregate in respect of payroll services provided during 2008 and did not pay any amounts to Lehman Brothers in 2009.

In addition, Lehman Brothers distributed GLG Funds through their private client sales force, and we rebated to Lehman Brothers, on an arm’s-length basis, certain of the fees that we received from the GLG Funds in relation to these investments. The annual charge to GLG was approximately $3.4 million in 2008. Lehman Commercial Paper Inc. holds approximately $76.0 million of our debt under our credit facilities.

On September 15, 2008, Lehman Brothers Holdings Inc. filed for Chapter 11 bankruptcy in the United States and administrators were appointed for Lehman Brothers International (Europe) (“LBIE”), Lehman Brothers’ prime brokerage unit in the United Kingdom. As a result, Lehman Brothers and its affiliates no longer provide any services to us or the GLG Funds. For a discussion on the impact of the insolvency of

Lehman Brothers on us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K accompanying this proxy statement.

Limited Partner Profit Share Arrangement

Beginning in mid-2006, we entered into partnership with a number of our key personnel in recognition of their importance in creating and maintaining the long-term value of our company. These individuals ceased to be employees and either became direct or indirect holders of limited partnership interests in certain GLG entities or formed Laurel Heights LLP and Lavender Heights LLP through which they provide services to us. Future participants in the limited partner profit share arrangement are expected to participate as members of Laurel Heights LLP and, in certain cases, Lavender Heights LLP, except that in 2008, certain key personnel became direct limited partners in GLG Partners Services LP. Through these partnership interests, our key personnel are entitled to partnership draws and limited partner profit distributions. New key personnel and additional existing personnel may be admitted as new members of Laurel Heights LLP and Lavender Heights LLP. In addition, current members of Laurel Heights LLP and Lavender Heights LLP who cease to provide services to us will be removed as members of Laurel Heights LLP and Lavender Heights LLP. We refer to these amounts as the “limited partner profit shares”. Key personnel that are participants in the limited partner profit share arrangement do not receive salaries or discretionary bonuses from us, except for our Chief Operating Officer. In the acquisition of GLG, we did not acquire the membership interests of our key personnel in Laurel Heights LLP and Lavender Heights LLP or Saffron Woods’ or Steven Roth’s interest in GLG Partners Services LP representing their interests in the limited partner profit share arrangement. These interests remain outstanding after the consummation of the GLG acquisition transaction, except that during 2008, Saffron Woods withdrew from and ceased to be a limited partner of GLG Partners Services LP and in 2008, certain key personnel became direct limited partners in GLG Partners Services LP. The amounts distributed to Laurel Heights LLP by GLG Partners LP and to Lavender Heights LLP, Steven Roth and the other key personnel by GLG Partners Services LP, on account of their respective limited partnership interests are determined by the respective general partners of the limited partnerships, whose decisions will be controlled by our management. The amounts received by Laurel Heights LLP and Lavender Heights LLP are distributed by them to our key personnel who are their members as limited partner profit shares in such amounts as shall be determined by their respective managing members, whose decisions will be controlled by the Principals or the Trustees or by our personnel Messrs. San Miguel and Schreyer, as the case may be. Other than distributions in connection with the limited partners profit share arrangement and with respect to the delivery of restricted stock and related dividends or dividend equivalents under the Restricted Stock Plan, 2007 LTIP and LTIP, Laurel Heights LLP, Lavender Heights LLP, Steven Roth and the other key personnel are not expected to receive any other distributions from GLG Partners LP or GLG Partners Services LP.

The Principals do not participate in the limited partner profit share arrangement. For 2009 and 2008, Mr. White received discretionary limited partner profit share in the amounts of $500,000 and $500,000, respectively, representing his 2009 and 2008 performance compensation awards described under “Compensation Discussion and Analysis — Performance Compensation Awards”.

Equity Participation Plan

In March 2007, we established the equity participation plan to provide certain key individuals, through their direct or indirect limited partnership interests in two limited partnerships, Sage Summit LP and Lavender Heights Capital LP, with the right to receive a percentage of the proceeds derived from an initial public offering relating to GLG or a third-party sale of GLG. The Principals do not participate in the equity participation plan. Upon consummation of the acquisition of GLG, Sage Summit LP and Lavender Heights Capital LP received collectively 33,000,000 shares of our common stock and $150 million in cash or promissory notes payable to the GLG shareholders in the acquisition, 99.9% of which was allocated to key individuals who are limited partners of Sage Summit LP and Lavender Heights LP. The balance of the consideration remains unallocated. Of the portion which has been allocated, 92.4% was allocated to limited partners whom we refer to as Equity Sub Plan A members and 7.6% was allocated to limited partners whom we refer to as Equity Sub Plan B members. These limited partnerships distributed to the Equity Sub Plan A members, 25% of the aggregate amount was allocated to them upon consummation of the acquisition of GLG,

25% on each of the first and second anniversaries of the consummation of the acquisition and the remaining 25% will be distributed to the members on the third anniversary of the consummation of the acquisition, subject to the ability of the general partners of the limited partnerships, whose respective boards of directors consist of the Trustees for Sage Summit LP and Leslie J. Schreyer and Alejandro San Miguel for Lavender Heights Capital LP, to accelerate vesting. These limited partnerships have distributed to the Equity Sub Plan B members, 25% of the aggregate amount allocated to them on each of the first and second anniversaries of the consummation of the acquisition and originally planned to distribute to them in two equal installments of 25% each upon vesting on the third and fourth anniversaries of the consummation of the acquisition, subject to the ability of the general partners of the limited partnerships, whose respective boards of directors consist of the Trustees for Sage Summit LP and Leslie J. Schreyer and Alejandro San Miguel for Lavender Heights Capital LP, to accelerate vesting. In December 2009, the general partners of the limited partnerships determined to accelerate the final vesting date of the Sub-Plan B members from November 2, 2011 to November 2, 2010, subject to each of the limited partners executing amended interest letters. The unvested portion of such amounts will be subject to forfeiture in the event of termination or withdrawal of the individual as a limited partner prior to each vesting date, unless such termination is without cause after there has been a change in control of our company after completion of the acquisition or due to death or disability. Upon forfeiture, these unvested amounts will not be returned to us but instead to the limited partnerships, which may reallocate such amounts to their existing or future limited partners.

In March 2007, Mr. White was admitted as a limited partner in each of Sage Summit LP and Lavender Heights Capital LP through which he is entitled to receive $2,000,000 in cash and 440,000 shares of common stock representing an interest in the total consideration of the acquisition of GLG, subject to vesting as described above. Mr. White’s $2,000,000 cash amount was paid in the form of loan notes of our FA Sub 1 Limited subsidiary, which bear interest at a fluctuating rate per annum equal to the Citibank Institutional Market Deposit Account less 0.10% per annum. For 2009 and 2008, Mr. White earned $23,623 and $4,492, respectively, in interest on the loan notes. On each of November 2, 2009, 2008 and 2007, Mr. White vested in an installment of 110,000 shares of common stock and $500,000 of the loan note amount, which were distributed to him. In February 2010, Mr. White received an additional allocation of the consideration received by Sage Summit LP in the acquisition of GLG of 100,000 shares of our common stock, which shares will vest in three equal installments on March 31, 2011, 2012 and 2013.

Voting Agreement

The Principals, the Trustees, Martin Franklin, Point Pleasant Ventures Ltd., Jackson Holding Services, Inc., Sage Summit LP and Lavender Heights Capital LP, whom we refer to collectively as the controlling stockholders, and our company are parties to a voting agreement in connection with the controlling stockholders’ control of our company. The controlling stockholders control approximately 51% of the voting power of the outstanding shares of our capital stock.

On February 12, 2010, Martin Franklin, one of our non-employee directors, joined the voting agreement. Concurrently, the voting agreement was amended to provide that Mr. Franklin may at any time transfer any or all of his voting stock to any person or withdraw from the voting agreement upon 30 days notice. In addition, he is not subject to, among other things, the provisions of the voting agreement regarding drag-along rights.

Voting Arrangement

The controlling stockholders have agreed to vote all of the shares of our common stock and Series A voting preferred stock and any other security of our company beneficially owned by the controlling stockholders that entitles them to vote in the election of our directors, which we refer to collectively as the voting stock, in accordance with the agreement and direction of the parties holding the majority of the voting stock collectively held by all controlling stockholders, which we refer to as the voting block, with respect to each of the following events:

•	the nomination, designation or election of the members of our board of directors (or the board of any subsidiary) or their respective successors (or their replacements);

•	the removal, with or without cause, from the board of directors (or the board of any subsidiary) of any director; and

•	any change in control of our company.

The controlling stockholders and we have agreed that so long as the controlling stockholders and their respective permitted transferees collectively beneficially own (1) more than 25% of our voting stock and at least one Principal is an employee, partner or member of ours or any subsidiary of ours or (2) more than 40% of the voting stock, we will not authorize, approve or ratify any of the following actions or any plan with respect thereto without the prior approval of the Principals who are then employed by us or any of its subsidiaries and who beneficially own more than 50% of the aggregate amount of voting stock held by all continuing Principals:

•	any incurrence of indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries in excess of $570.0 million or, if a greater amount has been previously approved by the controlling stockholders and their respective permitted transferees, such greater amount;

•	any issuance by us of equity or equity-related securities that would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 20% of our total voting power, other than (1) pursuant to transactions solely among us and our wholly owned subsidiaries, and (2) upon conversion of convertible securities or upon exercise of warrants or options;

•	any commitment to invest or investment or series of related commitments to invest or investments in a person or group of related persons in an amount greater than $250.0 million;

•	the adoption of a shareholder rights plan;

•	any appointment of a Chief Executive Officer or Co-Chief Executive Officer of ours; or

•	the termination of the employment of a Principal with us or any of its material subsidiaries without cause.

The controlling stockholders and we have agreed, subject to the fiduciary duties of our directors, that so long as the controlling stockholders and their respective permitted transferee(s) beneficially own voting stock representing:

•	more than 50% of our total voting power, we will nominate individuals designated by the voting block such that the controlling stockholders will have six designees on the board of directors if the number of directors is ten or eleven, or five designees on the board if the number of directors is nine or less and, in each case, assuming such nominees are elected;

•	between 40% and 50% of our total voting power, we will nominate individuals designated by the voting block such that the controlling stockholders will have five designees on the board of directors if the number of directors is ten or eleven, or four designees on the board if the number of directors is nine or less and, in each case, assuming such nominees are elected;

•	between 25% and 40% of our total voting power, we will nominate individuals designated by the voting block such that the controlling stockholders will have four designees on the board of directors if the number of directors is ten or eleven, or three designees on the board if the number of directors is nine or less and, in each case, assuming such nominees are elected;

•	between 10% and 25% of our total voting power, we will nominate individuals designated by the voting block such that the controlling stockholders will have two designees on the board of directors, assuming such nominees are elected; and

•	less than 10% of our total voting power, we will have no obligation to nominate any individual that is designated by the controlling stockholders.

In the event that any designee for any reason ceases to serve as a member of the board of directors during his or her term of office, the resulting vacancy on the board will be filled by an individual designated by the controlling stockholders.

Transfer Restrictions

No controlling stockholder may transfer voting stock except that transfers may be made to permitted transferees (as defined in the voting agreement) and in public markets as permitted by the GLG shareholders agreement among the GLG Shareowners, Berggruen Holdings and Marlin Equities.

Drag-Along Rights

The controlling stockholders have agreed that if (1) the voting block proposes to transfer all of the voting stock held by it to any person other than a Principal or a Trustee, (2) such transfer would result in a change in control of our company, and (3) if such a transfer requires any approval under the voting agreement or under the GLG shareholders agreement, such transfer has been approved in accordance with the voting agreement and the GLG shareholders agreement, then if requested by the voting block, each other controlling stockholder will be required to sell all of his or its voting stock.

Restrictions on Other Agreements

The controlling stockholders have agreed not to enter into or agree to be bound by any other shareholder agreements or arrangements of any kind with any person with respect to any voting stock, including, without limitation, the deposit of any voting stock in a voting trust or forming, joining or in any way participating in or assisting in the formation of a group with respect to any voting stock, except to the extent contemplated by the GLG shareholders agreement.

Any permitted transferee (other than a limited partner of Sage Summit LP and Lavender Heights Capital LP) of a controlling stockholder will be subject to the terms and conditions of the voting agreement as if such permitted transferee were a controlling stockholder. Each controlling stockholder has agreed (1) to cause its respective permitted transferees to agree in writing to be bound by the terms and conditions of the voting agreement and (2) that such controlling stockholder will remain directly liable for the performance by its respective permitted transferees of all obligations of such permitted transferees under the voting agreement.

Agreement among Principals and Trustees

Concurrent with the execution of the purchase agreement, the Principals and the Trustees entered into an agreement among principals and trustees.

The agreement among principals and trustees provides that in the event a Principal voluntarily terminates his employment with us for any reason prior to the fifth anniversary of the consummation of the acquisition of GLG, the following percentages of our common stock, our Series A voting preferred stock or Exchangeable Shares held by that Principal and his Trustee as of the consummation of the acquisition, which we refer to as Forfeitable Interests, will be forfeited, together with the same percentage of all distributions received with respect to such Forfeitable Interests after the date the Principal voluntarily terminates his employment with us, to the Principals who continue to be employed by us or a subsidiary as of the applicable forfeiture date and their Trustees, as follows:

•	in the event the termination occurs prior to the first anniversary of the consummation of the acquisition, 82.5%;

•	in the event the termination occurs on or after the first but prior to the second anniversary of the consummation of the acquisition, 66%;

•	in the event the termination occurs on or after the second but prior to the third anniversary of the consummation of the acquisition, 49.5%;

•	in the event the termination occurs on or after the third but prior to the fourth anniversary of the consummation of the acquisition, 33%; and

•	in the event the termination occurs on or after the fourth but prior to the fifth anniversary of the consummation of the acquisition, 16.5%.

For purposes of the agreement, “forfeiture date” means the date which is the earlier of (1) the date that is six months after the applicable date of termination of employment by the Principal and (2) the date on or after such termination date that is six months after the date of the latest publicly-reported disposition of our equity securities by any continuing Principal, which disposition is not exempt from the application of the provisions of Section 16(b) of the Exchange Act.

Shares of our capital stock acquired by the Principals or their Trustees after the consummation of the acquisition of GLG (other than by operation of the agreement among principals and trustees), including shares acquired as a result of equity awards from us, will not be subject to the forfeiture provisions described above.

None of the forfeited Forfeitable Interests will return to or benefit us. Forfeited Forfeitable Interests will be allocated among the continuing Principals and their Trustees based on their and their permitted transferees’ collective pro rata ownership of all Forfeitable Interests held by the continuing Principals and their Trustees and their respective permitted transferees as of the Forfeiture Date. For purposes of this allocation, each Principal and his Trustee will be deemed to hold all Forfeitable Interests that he or his permitted transferee transfers to a charitable institution, even if such charitable institution subsequently transfers such Forfeitable Interests to any other person or entity.

To the extent that a continuing Principal or his Trustee receives Forfeitable Interests of another Principal or his Trustee or permitted transferee pursuant to the provisions described above, such Forfeitable Interests will be deemed to be Forfeitable Interests of the continuing Principal or his Trustee receiving such Forfeitable Interests for all purposes of the agreement among principals and trustees.

The transfer by a Principal or his Trustee of any Forfeitable Interests to a permitted transferee or any other person will in no way affect any of his obligations under the agreement. A Principal or his Trustee may, in his or its sole discretion, satisfy all or a portion of his or its obligations under the agreement among principals and trustees by substituting, for any shares of our common stock or shares of our Series A voting preferred stock and Exchangeable Shares otherwise forfeitable, an amount of cash equal to the closing trading price, on the business day immediately preceding the Forfeiture Date, of such shares on the securities exchange, if any, where such shares then primarily trade.

The forfeiture requirements contained in the agreement among principals and trustees will lapse with respect to a Principal and his Trustee and permitted transferees upon the death or disability of a Principal, unless he voluntarily terminated his employment with us prior to such event.

The agreement among principals and trustees may be amended and the terms and conditions of the agreement may be changed or modified upon the approval of a majority of the Principals who remain employed by us. We and our shareholders have no ability to enforce any provision thereof or to prevent the Principals from amending the agreement among principals and trustees or waiving any forfeiture obligation.

Schreyer Employment Agreement

On November 2, 2007, Leslie J. Schreyer entered into an employment agreement with GLG Partners, Inc. Mr. Schreyer, in his capacity as the trustee of the Gottesman GLG Trust, is a Trustee. Pursuant to his employment agreement, Mr. Schreyer serves as an advisor to us and is employed by us on a part-time basis. The initial term of the employment agreement expired on December 31, 2008, and the agreement automatically renews for one-year periods thereafter unless advance notice of at least 90 days is given. Mr. Schreyer receives an annual base salary of $1.5 million, $500,000 of which is paid in monthly installments and the balance of which is paid at the same time that annual bonuses are paid by us. Mr. Schreyer is also eligible for a discretionary bonus, to participate in the 2007 LTIP and LTIP, and to receive employee benefits, such as health insurance. Mr. Schreyer received total compensation of $1,500,000 with respect to 2008 under the employment agreement. In March 2009, Mr. Schreyer’s employment agreement was amended to reduce his annual base salary for 2009 to $1,000,000, $500,000 of which is to be paid in monthly installments and the balance of which is to be paid at the same time annual bonuses are paid by us in 2010, subject to proration in certain circumstances. Except as described in the preceding sentence, all other terms of Mr. Schreyer’s employment agreement remained in full force and effect for 2009 and on January 1,

2010, Mr. Schreyer’s annual salary was restored. Mr. Schreyer received $1 million of base salary with respect to 2009 under his employment agreement, annual bonus compensation of $300,000 in cash and 43,412 restricted shares of our common stock under the LTIP pursuant to the Deferred Remuneration Arrangement. See “Compensation Discussion and Analysis — Deferred Remuneration Arrangement” above.

On November 2, 2007, Mr. Schreyer received restricted stock awards under the Restricted Stock Plan and our long-term incentive plans of an aggregate of 576,923 shares of restricted stock. On February 4, 2008, Mr. Schreyer received a restricted stock award under the 2007 LTIP of 75,250 shares of restricted stock. In March 2010, each of Mr. Schreyer’s awards was amended to provide the shares vest as follows: 25% on each of November 2, 2008 and 2009 and 50% on November 2, 2010; provided that (i) 100% of each award vests earlier if Mr. Schreyer dies, becomes disabled or is terminated from employment by us for any reason, including a decision by us not to extend the term of Mr. Schreyer’s employment agreement and (ii) the shares under each award will continue to vest in accordance with the vesting schedules described above if Mr. Schreyer voluntarily resigns following 10 or more years of service to the Company (including any predecessor organization). On November 2, 2009, Mr. Schreyer vested in an aggregate 163,044 shares of common stock.

On February 23, 2010, Mr. Schreyer received an award of 43,412 shares of restricted stock under the LTIP representing a portion of Mr. Schreyer’s annual bonus compensation for 2009 under the Company’s Deferred Remuneration Arrangement which vests in two equal installments on March 31, 2011 and 2012; provided that (i) 100% of the shares vest earlier if Mr. Schreyer dies, prior to a termination of employment becomes disabled or is terminated from employment by us without cause within one year of a change of control, (ii) the shares under the award will continue to vest in accordance with the vesting schedule described above if (a) Mr. Schreyer voluntarily resigns or (b) Mr. Schreyer’s employment is terminated by the Company without cause, so long as, in each case described in (a) and (b), he complies with the ongoing contractual commitments (i.e., non-compete, non-solicit and confidentiality provisions) set forth in his employment agreement and (iii) a portion of the shares may vest earlier if determined by the Company to be necessary to cover withholding taxes due.

On February 23, 2010, Mr. Schreyer received an award of 50,000 shares under the LTIP which vests in three equal installments on May 15, 2010, 2011 and 2012; provided that (i) 100% of the shares vest earlier if Mr. Schreyer dies, prior to a termination of employment becomes disabled or is terminated from employment by us without cause within one year of a change of control, (ii) the shares under the award will continue to vest in accordance with the vesting schedule described above if (a) Mr. Schreyer voluntarily resigns following 10 or more years of service to the Company (including any predecessor organization), or (b) Mr. Schreyer’s employment is terminated by the Company without cause, so long as, in each case described in (a) and (b), he complies with the ongoing contractual commitments (i.e., non-compete, non-solicit and confidentiality provisions) set forth in his employment agreement and (iii) a portion of the shares may vest earlier if determined by the Company to be necessary to cover withholding taxes due.

Mr. Schreyer is a partner of Chadbourne & Parke LLP, one of our principal outside law firms.

Investments

The following GLG Funds and managed accounts hold our units (common stock and warrants): the GLG Century Fund SICAV managed account (18,800) and the GLG North American Equity Fund (71,400). The Principals control the voting and disposition of the units held by these GLG Funds and managed accounts by virtue of GLG entities acting as manager of these GLG Funds and managed accounts.

Repurchase Program

During 2009 and through March 20, 2010, we repurchased an aggregate of 29,192,789 shares of common stock from our employees and key personnel (including certain Named Executive Officers) at fair market value under our warrant and stock repurchase program for an aggregate consideration of approximately $67,514,935 million for the purposes of offsetting dilution from stock awards and to cover withholding tax obligations. See “Compensation Discussion and Analysis — Long-Term Incentive Compensation”.

Policies and Procedures for Related Person Transactions

We have adopted an Audit Committee charter that provides, among other things, that the Audit Committee will be responsible for the review and approval of all related-party transactions.

Employment Agreements

On November 2, 2007, we entered into employment agreements with each of Messrs. Gottesman, Roman, Lagrange, White and San Miguel. On March 18, 2008, we entered into an employment agreement with Mr. Rojek. On March 17, 2010, with effect from January 1, 2010, we entered into amended and restated employment agreements with Messrs. White, San Miguel and Rojek.

From January 1 through March 31 of fiscal 2009: Messrs. Gottesman, Roman and Lagrange received salaries at the annual rate of $400,000, $400,000 and $800,000, respectively, from GLG Partners LP; Messrs. Gottesman and Roman received salaries at the annual rate of $200,000 and $200,000, respectively, from GLG Partners Services LP; Mr. Lagrange received a salary at the annual rate of $200,000 from GLG Partners Services Limited; and Messrs. Gottesman and Roman received salaries at the annual rate of $400,000, $400,000, respectively, from us. From April 1 through December 31 of fiscal 2009, the aggregate annual salaries of Messrs. Gottesman, Roman and Lagrange under each of their employment agreements were voluntarily temporarily decreased to $1 at their request.

For fiscal 2009, Messrs. White, San Miguel and Rojek received salaries at the annual rate of $500,000, $500,000 and $400,000, respectively, from us.

Noam Gottesman

Pursuant to an employment agreement with us, Mr. Gottesman serves as our Chairman of the Board and Co-Chief Executive Officer. Under the terms of his employment agreement as amended on January 4, 2010, Mr. Gottesman receives an annual salary of $600,000 and other benefits as set forth in the employment agreement. Mr. Gottesman is also eligible to receive a discretionary bonus and to receive equity incentive awards, including under the 2007 LTIP and the LTIP, provided that no awards were to be granted to him for 2007. Mr. Gottesman did not receive any equity incentive awards for 2008 or 2009.

In addition, the employment agreement provides that Mr. Gottesman may terminate his employment with us by giving not less than 12 weeks’ notice to us and we may terminate Mr. Gottesman’s employment by giving him not less than twelve weeks’ notice of termination. During the notice period, we are obligated to provide Mr. Gottesman with salary, but are under no obligation to provide him with any work. No notice is required if we terminate Mr. Gottesman’s employment for cause (as defined in Mr. Gottesman’s employment agreement). In addition, we may terminate Mr. Gottesman’s employment without cause with immediate effect by paying him twelve weeks’ salary in lieu of a notice of termination. During Mr. Gottesman’s employment with us and for a period of 12 to 18 months thereafter, he will be subject to various non-competition and non-solicitation restrictions.

Mr. Gottesman also entered into employment agreements with each of GLG Partners LP and GLG Partners Services LP. Pursuant to his employment agreement with GLG Partners LP as amended on January 4, 2010, Mr. Gottesman serves as Co-Chief Executive Officer and Senior Managing Director of GLG Partners LP and receives an annual salary of $200,000. Pursuant to his employment agreement with GLG Partners Services LP, Mr. Gottesman receives an annual salary of $200,000. The other material terms of Mr. Gottesman’s employment agreements with each of GLG Partners LP and GLG Partners Services LP are the same as those contained in his employment agreement with us.

Effective April 1, 2009 and through December 31, 2009, at Mr. Gottesman’s request, his annual salary under each of his employment agreements was reduced for the remainder of 2009 to $1. On January 1, 2010, Mr. Gottesman’s aggregate annual salary was restored.

Emmanuel Roman

Pursuant to an employment agreement with us, Mr. Roman serves as our Co-Chief Executive Officer. Under the terms of his employment agreement, Mr. Roman receives an annual salary of $400,000 and other benefits as set forth in the employment agreement. Mr. Roman is also eligible to receive a discretionary bonus and to receive equity incentive awards, including under the 2007 LTIP, provided that no awards were to be granted to him for 2007. Mr. Roman did not receive any equity incentive awards for 2008 or 2009. The termination provisions and non-competition and non-solicitation restrictions contained in Mr. Roman’s employment agreement are the same as those contained in Mr. Gottesman’s employment agreement with us.

Mr. Roman also entered into employment agreements with each of GLG Partners LP and GLG Partners Services LP. Pursuant to his employment agreement with GLG Partners LP, Mr. Roman serves as Co-Chief Executive Officer and Senior Managing Director of GLG Partners LP and receives an annual salary of $400,000. Pursuant to his employment agreement with GLG Partners Services LP, Mr. Roman receives an annual salary of $200,000. The other material terms of Mr. Roman’s employment agreements with each of GLG Partners LP and GLG Partners Services LP are the same as those contained in his employment agreement with us. Effective April 1, 2009 and through December 31, 2009, at Mr. Roman’s request, his annual salary under each of his employment agreements was reduced for the remainder of 2009 to $1. On January 1, 2010, Mr. Roman’s aggregate annual salary was restored.

Pierre Lagrange

Mr. Lagrange entered into employment agreements with each of GLG Partners LP and GLG Partners Services Limited. Pursuant to his employment agreement with GLG Partners LP, Mr. Lagrange serves as a Senior Managing Director of GLG Partners LP and receives an annual salary of $800,000. Pursuant to his employment agreement with GLG Partners Services Limited, Mr. Lagrange receives an annual salary of $200,000. The termination provisions and non-competition and non-solicitation restrictions contained in Mr. Lagrange’s employment agreements are the same as those contained in Messrs. Gottesman’s and Roman’s employment agreements with us. Effective April 1, 2009 and through December 31, 2009, at Mr. Lagrange’s request, his annual salary under each of his employment agreements was reduced for the remainder of 2009 to $1. On January 1, 2010, Mr. Lagrange’s aggregate annual salary was restored. Mr. Lagrange did not receive any equity incentive awards for 2007, 2008 or 2009.

Jeffrey M. Rojek

Pursuant to his employment agreement with us, Mr. Rojek has served as our Chief Financial Officer since March 18, 2008 and receives: an annual salary of $400,000; an annual bonus equal to at least $600,000, a portion of which may be conditioned upon the achievement of performance goals; and other benefits as set forth in the employment agreement.

On March 17, 2010, with effect as of January 1, 2010, Mr. Rojek’s employment agreement was amended to provide that his agreement will automatically renew for additional one-year periods absent an election by Mr. Rojek or the Company not to renew by written notice provided at least six months prior to the end of the term of the agreement and, beyond his first two years of employment, Mr. Rojek will continue to receive a minimum annual bonus equal to at least $600,000. In addition, it was amended to provide that, in the event of the termination of Mr. Rojek’s employment by the Company upon six months written notice, or a non-renewal of his employment, he will be entitled to the following severance payments: (i) six months of his base salary; (ii) 50% of his minimum annual bonus; (iii) his minimum annual bonus for the prior year, to the extent it has not already been paid to him; (iv) a pro rata portion of his annual bonus for the year in which his employment is terminated; and (v) two years of continued coverage under the Company’s health insurance plan. Alternatively, in lieu of providing him with six months advance written notice, the Company may elect to terminate Mr. Rojek’s employment without cause at any time and with immediate effect by paying Mr. Rojek the sum of twelve months of his base salary, 100% of his minimum annual bonus, and the amounts set forth in clauses (iii) and (iv) above.

Mr. Rojek is also eligible to receive a discretionary bonus and to receive equity incentive awards, including under the 2007 LTIP and LTIP. Pursuant to two restricted stock award agreements entered into on March 18, 2008 and 2009, Mr. Rojek was awarded 38,670 and 177,305 shares of restricted stock, respectively, under the 2007 LTIP. The shares vest as follows: (i) 38,670 shares vest in installments of 25% on March 18, 2009 and 2010, for each vesting date, subject to our having achieved certain minimum levels of net assets under management as of the immediately preceding February 28, and 50% on November 2, 2010, subject to our having achieved certain minimum levels of net assets under management as of the immediately preceding October 31; and, (ii) 177,305 shares vest in installments of 25% on March 18, 2010, subject to our having achieved certain minimum levels of net assets under management as of the immediately preceding February 28, and 75% on November 2, 2010, subject to our having achieved certain minimum levels of net assets under management as of the immediately preceding October 31. On March 18, 2009, following the Compensation Committee determination that the specified minimum levels of net assets under management as of February 28, 2009 had been achieved, Mr. Rojek vested in 53,993 shares of restricted stock. On February 23, 2010, Mr. Rojek was awarded 48,839 restricted shares of our common stock under the LTIP with a value of $132,352 based on the closing price of the Company’s common stock on February 22, 2010, the immediately preceding NYSE trading day, of $2.71 per share, in accordance with the DRA, described above under “Compensation Discussion and Analysis — Deferred Remuneration Arrangement”. The shares of restricted stock under the award vest in two equal installments on March 31, 2011 and 2012, subject to the terms of the employment agreement and restricted stock agreements of Mr. Rojek. On February 23, 2010, Mr. Rojek was awarded 100,000 restricted shares of our common stock under the LTIP with a value of $271,000, based on the closing price of the Company’s common stock on February 22, 2010, the immediately preceding NYSE trading day, of $2.71 per share, which shares will vest in three equal installments on May 15, 2010, 2011 and 2012.

Simon White

Pursuant to an employment agreement with us, Mr. White served as our Chief Financial Officer from November 2, 2007 to March 18, 2008 and has served as our Chief Operating Officer since March 18, 2008. Under the terms of his employment agreement, Mr. White receives an annual salary of $500,000 and other benefits as set forth in the employment agreement.

On March 17, 2010, with effect as of January 1, 2010, Mr. White’s employment agreement was amended to provide that his agreement will automatically renew for additional one-year periods absent an election by Mr. White or the Company not to renew by written notice provided at least six months prior to the end of the term of the agreement. In addition, it was amended to provide that, in the event of the termination of Mr. White’s employment by the Company upon six months written notice, or a non-renewal of his employment, he will be entitled to a severance payment equal to six months of his base salary. Alternatively, in lieu of providing him with six months advance written notice, the Company may elect to terminate Mr. White’s employment without cause at any time and with immediate effect by paying Mr. White twelve months of his base salary.

Mr. White is also eligible to receive a discretionary bonus and to receive equity incentive awards, including under the 2007 LTIP and LTIP. The termination provisions (except for the definition of cause) and non-competition and non-solicitation restrictions contained in Mr. White’s employment agreement are the same as those contained in Mr. Gottesman’s employment agreement with us. On February 23, 2010, Mr. White was awarded 27,133 restricted shares of our common stock under the LTIP with a value of $73,529 based on the closing price of the Company’s common stock on February 22, 2010, the immediately preceding NYSE trading day, of $2.71 per share, in accordance with the DRA, described above under “Compensation Discussion and Analysis — Deferred Remuneration Arrangement”. The shares of restricted stock under the award vest in two equal installments on March 31, 2011 and 2012, subject to the terms of the employment agreement and restricted stock agreement of Mr. White.

Mr. White also participates in the limited partner profit share arrangement and equity participation plan. On November 2, 2007, Mr. White’s interest letter with Laurel Heights LLP was amended to provide that he will no longer receive any partnership draw from Laurel Heights LLP.

Alejandro San Miguel

Pursuant to his employment agreement with us, Mr. San Miguel serves as our General Counsel and Corporate Secretary and receives: an annual salary of $500,000; a minimum annual bonus equal to at least $1.0 million, a portion of which may be conditioned upon the achievement of performance goals; and other benefits as set forth in the employment agreement.

On March 17, 2010, with effect as of January 1, 2010, Mr. San Miguel’s employment agreement was amended to provide that, in the event of the termination of his employment by the Company without cause upon six months written notice, or if he resigns due to good reason, Mr. San Miguel will be entitled to the following severance payments: (i) six months of his base salary; (ii) 50% of his minimum annual bonus, determined if any performance goals related to such bonus are achieved at 100% of target; (iii) his minimum annual bonus for the prior year, to the extent it has not already been paid to him; and (iv) a pro rata portion of his annual bonus for the year in which his employment is terminated, determined if any performance goals related to such bonus are achieved at 100% of target. Alternatively, in lieu of providing him with six months advance written notice, the Company may elect to terminate Mr. San Miguel’s employment without cause at any time and with immediate effect by paying Mr. San Miguel the sum of twelve months of his base salary, 100% of his minimum annual bonus, and the amounts set forth in clauses (iii) and (iv) above.

Mr. San Miguel is also eligible to receive a discretionary bonus and to receive equity incentive awards, including under the 2007 LTIP and LTIP. Pursuant to a restricted stock award agreement entered into on November 2, 2007, Mr. San Miguel was awarded 253,631 shares of restricted stock under the 2007 LTIP. The shares vest as follows: (i) 105,263 shares vest in installments of 25% on November 2, 2008 and 2009, and 50% on November 2, 2010; 74,184 shares vest in installments of 25% on November 2, 2009, and 75% on November 2, 2010; and 74,184 shares vest on November 2, 2010, for each vesting date, subject to our having achieved certain minimum levels of net assets under management as of the immediately preceding October 31. On November 13, 2009, following the Compensation Committee determination that the specified minimum levels of net assets under management as of October 31, 2009 had been achieved, Mr. San Miguel vested in 26,316 shares of restricted stock. On February 23, 2010, Mr. San Miguel was awarded 27,133 restricted shares of our common stock under the LTIP with a value of $73,529 based on the closing price of the Company’s common stock on February 22, 2010, the immediately preceding NYSE trading day, of $2.71 per share, in accordance with the DRA, described above under “Compensation Discussion and Analysis — Deferred Remuneration Arrangement”. The shares of restricted stock under the award vest in two equal installments on March 31, 2011 and 2012, subject to the terms of the employment agreement and restricted stock agreements of Mr. San Miguel. On February 23, 2010, Mr. San Miguel was awarded 100,000 restricted shares of our common stock under the LTIP with a value of $271,000, based on the closing price of the Company’s common stock on February 22, 2010, the immediately preceding NYSE trading day, of $2.71 per share, which shares will vest in three equal installments on May 15, 2010, 2011 and 2012.

Indemnity Agreements

On November 2, 2007, the board authorized us to enter into an indemnification agreement approved by the board with each of our directors, each of our executive officers and certain other key employees. We may from time to time enter into additional indemnification agreements in substantially the identical form with future directors, officers, employees and agents of ours.

These agreements generally provide for the indemnity of the director, officer, employee or agent, as the case may be, and the mandatory advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred in various legal proceedings in which they may be involved by reason of their service as a director, officer, employee or agent of ours to the extent permitted by the Delaware General Corporation Law (the “DGCL”).

Our Restated Certificate of Incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by the DGCL.

The DGCL permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to limitations. Our Restated Certificate of Incorporation provides that our directors are not liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (4) for any transaction from which a director derived an improper personal benefit.

Our Bylaws and the appendix thereto provide for the indemnification of directors, officers, employees and agents to the extent permitted by Delaware law. Our directors and officers also are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

POTENTIAL SERVICE PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The discussion below reflects the amount of compensation payable to each Named Executive Officer in the event of termination of such executive’s employment or upon a change of control based on the applicable provisions of the Named Executive Officer’s employment agreement(s), restricted stock award agreement or other compensation arrangement, as applicable, assuming the termination event and/or change of control occurred on December 31, 2009. The amount of compensation payable to each Named Executive Officer upon voluntary termination, termination without cause, change of control, disability or death is shown below for Messrs. Gottesman, Roman, Rojek, Lagrange, White and San Miguel, based upon the employment agreements and restricted stock award agreements for such Named Executive Officer as in effect as of December 31, 2009. See “Certain Relationships and Transactions with Related Persons — Employment Agreements” for descriptions of the employment agreements, which were amended subsequent to December 31, 2009, currently in effect for our Named Executive Officers, which may provide for amounts different than those set forth in the following tables.

Noam Gottesman

The following table reflects the amount of compensation payable to Noam Gottesman in the event of termination of such executive’s employment based on the applicable provisions of Mr. Gottesman’s employment agreements. The amount of compensation payable to Mr. Gottesman upon termination without cause is shown below. No severance payments are due to Mr. Gottesman in the event his employment is terminated as a result of his resignation, death or disability, and his employment agreements do not contain any change of control payments.

Post-Termination Covenants

Mr. Gottesman’s employment agreements contain post-employment covenants related to confidentiality, non-competition, non-dealing and non-solicitation. Each of his non-competition covenants extends for twelve months following termination of employment. Each of his non-dealing and non-solicitation covenants covers clients, prospective clients, intermediaries, prospective intermediaries and employees, and extends for six to eighteen months following termination of employment.

		Termination
Executive Payments	Voluntary	Without	For Cause	Death or
Upon Termination(1)	Termination	Cause	Termination	Disability

Severance payments	$—	$230,769 (2)	$—	$—

(1)	Mr. Gottesman has an employment agreement with each of the Company, GLG Partners LP and GLG Partners Services LP. The provisions regarding severance payments are identical under each of Mr. Gottesman’s employment agreements with each of these entities. The amount of compensation payable in the event of termination to Mr. Gottesman is aggregated in the table to reflect the total such amount payable by the Company, GLG Partners LP and GLG Partners Services LP.

(2)	Under the employment agreements, we may terminate Mr. Gottesman’s employment at any time without cause by paying to such executive in a lump sum twelve weeks of such executive’s base salary. Alternatively, we may elect to provide Mr. Gottesman with at least twelve weeks of advance notice of such executive’s termination without cause, in which case the twelve weeks of base salary referenced in the prior sentence will be paid to such executive in equal, periodic payroll installments over the subsequent twelve-week period prior to termination of employment.

Emmanuel Roman

The following table reflects the amount of compensation payable to Emmanuel Roman in the event of termination of Mr. Roman’s employment based on the applicable provisions of Mr. Roman’s employment agreements. The amount of compensation payable to the executive upon termination without cause is shown below. No severance payments are due to Mr. Roman in the event his employment is terminated as a result of his resignation, death or disability, and his employment agreements do not contain any change of control payments.

Post-Termination Covenants

Mr. Roman’s employment agreements contain post-employment covenants related to confidentiality, non-competition, non-dealing and non-solicitation. Each of his non-competition covenants extends for twelve months following termination of employment. Each of his non-dealing and non-solicitation covenants covers clients, prospective clients, intermediaries, prospective intermediaries and employees, and extends for six to eighteen months following termination of employment.

		Termination
Executive Payments	Voluntary	Without	For Cause	Death or
Upon Termination(1)	Termination	Cause	Termination	Disability

Severance payments	$—	$230,769 (2)	$—	$—

(1)	Mr. Roman has an employment agreement with each of the Company, GLG Partners LP and GLG Partners Services LP. The provisions regarding severance payments are identical under each of Mr. Roman’s employment agreements with each of these entities. The amount of compensation payable in the event of termination to Mr. Roman is aggregated in the table to reflect the total such amount payable by the Company, GLG Partners LP and GLG Partners Services LP.

(2)	Under the employment agreements, we may terminate Mr. Roman’s employment at any time without cause by paying to such executive in a lump sum twelve weeks of such executive’s base salary. Alternatively, we may elect to provide Mr. Roman with at least twelve weeks of advance notice of such executive’s termination without cause, in which case the twelve weeks of base salary referenced in the prior sentence will be paid to such executive in equal, periodic payroll installments over the subsequent twelve-week period prior to termination of employment.

Pierre Lagrange

The following table reflects the amount of compensation payable to Pierre Lagrange in the event of termination of such executive’s employment based on the applicable provisions of Mr. Lagrange’s employment agreements. The amount of compensation payable to Mr. Lagrange upon termination without cause is shown below. No severance payments are due to Mr. Lagrange in the event his employment is terminated as a result of his resignation, death or disability, and his employment agreements do not contain any change of control payments.

Post-Termination Covenants

Mr. Lagrange’s employment agreements contain post-employment covenants related to confidentiality, non-competition, non-dealing and non-solicitation. Each of his non-competition covenants extends for twelve months following termination of employment. Each of his non-dealing and non-solicitation covenants covers clients, prospective clients, intermediaries, prospective intermediaries and employees, and extends for six to eighteen months following termination of employment.

		Termination
Executive Payments	Voluntary	Without	For Cause	Death or
Upon Termination(1)	Termination	Cause	Termination	Disability

Severance payments	$—	$230,769 (2)	$—	$—

(1)	Mr. Lagrange has an employment agreement with each of GLG Partners LP and GLG Partners Services Limited. The provisions regarding severance payments are identical under both of Mr. Lagrange’s employment agreements with these entities. The amount of compensation payable in the event of termination to Mr. Lagrange is aggregated in the table to reflect the total such amount payable by GLG Partners LP and GLG Partners Services Limited.

(2)	Under the employment agreements, we may terminate Mr. Lagrange’s employment at any time without cause by paying to such executive in a lump sum twelve weeks of such executive’s base salary. Alternatively, we may elect to provide Mr. Lagrange with at least twelve weeks of advance notice of such executive’s termination without cause, in which case the twelve weeks of base salary referenced in the prior sentence will be paid to such executive in equal, periodic payroll installments over the subsequent twelve-week period prior to termination of employment.

Jeffrey M. Rojek

The following table reflects the amount of compensation payable to Mr. Rojek in the event of termination of his employment based on the applicable provisions of his employment agreement and restricted stock agreements. The amount of compensation payable to Mr. Rojek upon termination without cause, death or disability is shown below. All severance payments to Mr. Rojek are conditioned on the execution of a release discharging the Company of any claims or liabilities in relation to his employment with the Company.

Post-Termination Covenants

Mr. Rojek’s employment agreement contains post-employment covenants related to confidentiality, non-competition, non-dealing and non-solicitation/no-hire. His non-competition covenant extends for twelve months following termination of employment. His non-dealing and non-solicitation/no-hire covenants cover clients and employees, and extend for six, twelve or eighteen months following termination of employment.

		Termination
Executive Payments	Voluntary	Without		For Cause	Death or
Upon Termination	Termination	Cause		Termination	Disability

Severance payments	$—	$1,700,000	(1)	$—	$—
Restricted stock (unvested and accelerated) — before Change of Control	$ —(2)	$	—(2)	$ —(2)	$664,309	(3)
Restricted stock (unvested and accelerated) — following Change of Control and occurrence of termination trigger	$ —(2)	$664,309	(3)	$ —(3)	$664,309	(3)

(1)	Under Mr. Rojek’s employment agreement, in the event of the termination of his employment without cause, he will be entitled to twelve weeks of his base salary, payable in a lump sum at the time of his termination. Alternatively, in lieu of making the payment of the lump sum set forth in the prior sentence, we may elect to provide Mr. Rojek with at least twelve weeks of advance notice of his termination without cause, in which case such amount will be paid to Mr. Rojek in equal, periodic payroll installments over the subsequent twelve-week period prior to termination of employment. In the event of the termination of Mr. Rojek’s employment without cause on or before the second anniversary of his start date, he will be entitled to the continued payment of his salary through the second anniversary of his start date of March 18, 2008, as well as any remaining unpaid bonus amounts for such period at the time or times the bonus payment or payments would have been made, subject to his duty to mitigate.

(2)	Under Mr. Rojek’s restricted stock agreements and the terms of the 2007 LTIP, upon a termination of employment under these circumstances, any unvested shares of restricted stock are automatically forfeited unless otherwise determined by the Compensation Committee or the board of directors.

(3)	Under Mr. Rojek’s restricted stock agreements, he shall be deemed to have earned 100% of the 206,307 unvested shares of restricted stock on the earliest date of occurrence of the following events: (a) his death or disability; or (b) the occurrence of a change of control and within one year thereafter the occurrence of termination of service without cause. The foregoing accelerated vesting of the restricted stock is limited to the maximum amount that will not be subject to excise tax under Section 280G of the Code. The amounts shown represent 206,307 shares of restricted stock based on the closing price of our common stock on December 31, 2009 of $3.22 per share.

Simon White

The following table reflects the amount of compensation payable to Simon White in the event of termination of his (1) employment based on the applicable provisions of his employment agreement, (2) limited partner status based on the applicable provisions of the limited partner profit share arrangement or (3) member status based on the applicable provisions of the equity participation plan. The amount of compensation payable to him upon termination without cause is shown below. No severance payments are due to him in the event his employment is terminated as a result of his resignation, death, or disability, and his employment agreement does not contain any change of control payments.

Limited Partner Profit Share Arrangement and Equity Participation Plan

Mr. White is a member of Laurel Heights LLP and a limited partner of Sage Summit LP and Lavender Heights Capital LP, through which he participates in the limited partner profit share arrangement and the equity participation plan described above under “Certain Relationships and Transactions with Related Persons — Limited Partner Profit Share Arrangement” and “— Equity Participation Plan”.

Post-Termination Covenants

Mr. White’s employment agreement contains post-employment covenants related to confidentiality, non-competition, non-dealing and non-solicitation. His non-competition covenants extends for twelve months following termination of employment. His non-dealing and non-solicitation covenants covers clients, prospective clients, intermediaries, prospective intermediaries and employees, and extends for six to eighteen months following termination of employment.

In addition, under the terms of the applicable limited liability partnership agreement of Laurel Heights LLP and limited partnership agreements of Sage Summit LP and Lavender Heights Capital LP, Mr. White may not use or disclose confidential information following the termination of his membership or limited partnership relationship. In addition, Mr. White is subject to certain post-termination restrictions on his competition with our business or his solicitation of existing or potential clients, intermediaries or employees for periods of six, twelve or eighteen months, as the case may be.

Pursuant to Mr. White’s limited partnership agreements with Sage Summit LP and Lavender Heights Capital LP and for purposes of the accelerated vesting of any award under the equity participation plan, “change of control” means:

•	the ownership by any person of beneficial ownership of the Company’s combined voting power in excess of the greater of (i) 25% of the Company’s outstanding voting securities, or (ii) the then outstanding voting securities beneficially owned by the Principals and the Trustees, except for (x) any acquisition by any employee benefit plan of the Company or a subsidiary, (y) any acquisition pursuant to the exchange of Exchangeable Class B Ordinary Shares of FA Sub 2 Limited for shares of common stock of the Company, or (z) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of the following paragraph; or

•	the Company’s merger or consolidation with another entity, unless (A) the beneficial owners of the Company prior to such transaction continue to own more than 50% of the combined voting power of the Company, (B) no person (except any employee benefit plan or related trust of the Company or a subsidiary) beneficially owns in excess of the greater of (x) 25% of the Company’s shares or (y) the number of Company’s shares beneficially owned by the Principals and Trustees, and (C) at least a majority of the board of directors of the resulting corporation were members of Company’s board of directors; or

•	individuals who, as of November 2, 2007, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors; counting as a member of the Incumbent Board any individual becoming a director subsequent to that date whose election or nomination was approved by at least a majority of the directors then comprising the Incumbent Board; or

•	approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

		Termination
		Without Cause
Executive Payments	Voluntary	or Resignation for		For Cause	Death or
Upon Termination	Termination	Good Reason		Termination	Disability

Severance payments	$—	$115,385	(1)	$—	$—
Limited Partner Profit Share Arrangement(2)	$—	$—		$—	$—
Equity Participation Plan — before Change of Control(3)	$—	$—		$—	$—
Equity Participation Plan — following Change of Control	$—	$854,200	(4)	$—	$854,200	(5)

(1)	Under the employment agreement, we may terminate the employment of Mr. White at any time without cause by paying to him in a lump sum twelve weeks of his base salary. Alternatively, we may elect to provide Mr. White with at least twelve weeks of advance notice of his termination without cause, in which case the twelve weeks of base salary referenced in the prior sentence will be paid to Mr. White in equal, periodic payroll installments over the subsequent twelve-week period prior to termination of employment.

(2)	Laurel Heights LLP may remove Mr. White as a member (i) for cause, (ii) where certain triggering events have occurred, (iii) upon his reaching age 60 or (iv) for any reason or no reason. Laurel Heights LLP may remove Mr. White as a member pursuant to clause (iv) by giving not less than 12 weeks notice. In all other removal circumstances, the removal will be with immediate effect. Mr. White may receive a discretionary bonus from Laurel Heights LLP in connection with his removal as a member at the sole discretion of the managing member.

(3)	Each of Sage Summit LP and Lavender Heights Capital LP may remove Mr. White as a limited partner (i) for cause, (ii) where he has ceased his service as a partner, member, employee or otherwise of an associated entity, (iii) at any time after his awards under the equity participation plan have fully vested, (iv) at any time, if the Principals maintain “control” of GLG Partners LP and (v) upon his death or disability. In addition, Sage Summit LP may remove Mr. White as a limited partner upon his voluntary withdrawal as a member of Laurel Heights LLP. Mr. White’s removal as a limited partner will be effective immediately upon delivery of a removal notice.

(4)	Pursuant to his limited partnership agreements with Sage Summit LP and Lavender Heights Capital LP, in the event of the termination of Mr. White’s employment without cause or if he resigns due to good reason following a change of control, his awards under the equity participation plan will continue to vest in accordance with the existing vesting schedule notwithstanding the termination of employment. Mr. White is entitled to receive the remaining 25% of his cash and stock award under the equity participation plan on November 2, 2010. The amount shown represents the value of the $500,000 unvested cash amount and 110,000 unvested shares of common stock based on the closing price of our common stock on December 31, 2009 of $3.22 per share.

(5)	Pursuant to his limited partnership agreements with Sage Summit LP and Lavender Heights Capital LP, in the event of death or disability following a change of control, the vesting of Mr. White’s awards under the equity participation plan will immediately accelerate and will be deemed to have fully vested on the date of such death or disability. The amount shown represents the value of the $500,000 unvested cash amount and 110,000 unvested shares of common stock based on the closing price of our common stock on December 31, 2009 of $3.22 per share.

Alejandro San Miguel

The following table reflects the amount of compensation payable to Mr. San Miguel in the event of termination of his employment based on the applicable provisions of his employment agreement and restricted stock agreement. The amount of compensation payable to Mr. San Miguel upon termination without cause, resignation due to good reason, death or disability is shown below. Under his employment agreement, the amount of compensation payable to Mr. San Miguel upon termination without cause or resignation due to good reason increases if such termination occurs after a “change of control”. All severance payments to Mr. San Miguel are conditioned on the execution of a release discharging the Company of any claims or liabilities in relation to his employment with the Company.

For purposes of the accelerated vesting of any restricted stock award, “change of control” has, the same definition as under Mr. White’s limited partnership agreements with Sage Summit LP and Lavender Heights Capital LP above; however, for purposes of the accelerated vesting of any severance payments, “change of control” has the same meaning, except (1) the definition cannot be modified by the Compensation Committee or such other committee designated by the board of directors, and (2) the determination of the Incumbent Board excludes any such individual whose initial assumption of office occurs as a result of actual or threatened solicitation of proxies or consents by or on behalf of a individual, entity, or group other than the board of directors.

Post-Termination Covenants

Mr. San Miguel’s employment agreement contains post-employment covenants related to confidentiality, non-competition, non-dealing and non-solicitation/no-hire. His non-competition covenant extends for twelve months following termination of employment. His non-dealing and non-solicitation/no-hire covenants cover clients and employees, and extend for twelve or eighteen months following termination of employment. Mr. San Miguel has also committed not to work on any matter that is adverse to us for three years following termination of employment and, as an attorney, he remains at all times subject to any applicable ethical rules or codes.

	Termination
	without Cause						For Certain
Executive Payments	or Resignation for		For Cause		Death or		Changes of
Upon Termination	Good Reason		Termination		Disability		CEO(1)

Severance payments — before Change of Control	$1,250,000	(2)		$—	$1,000,000	(3)	$—
Severance payments — following Change of Control	$4,661,160	(4)		$—	$1,000,000	(3)	$—
Restricted stock (unvested and accelerated) — before Change of Control	$	—(5)	$	—(5)	$587,499	(6)	$587,499	(6)
Restricted stock (unvested and accelerated) — following Change of Control and occurrence of termination trigger	$587,499	(6)	$	—(5)	$587,499	(6)	$587,499	(6)

(1)	The acceleration of vesting of Mr. San Miguel’s restricted stock awards upon this trigger event applies only under Mr. San Miguel’s restricted stock agreement and not under his employment agreement.

(2)	Under Mr. San Miguel’s employment agreement, in the event of the termination of his employment without cause or if he resigns due to good reason, he will be entitled to the following severance payments: (i) six months of his base salary, payable in a lump sum at the time of his termination; (ii) his $1 million bonus for the prior year, to the extent it has not already been paid to him, payable within thirty days following his termination of employment; and (iii) a pro rata portion of his $1 million bonus for the year in which he terminates, payable by March 15th of the following year, provided that any performance goals related to such bonus have been satisfied. Alternatively, in lieu of making the payment set forth in clause (i) of the prior sentence, we may elect to provide Mr. San Miguel with at least six months of advance notice of his termination without cause, in which case such amount will be paid to Mr. San Miguel in equal, periodic payroll installments over the subsequent six-month period prior to termination of employment.

(3)	Under Mr. San Miguel’s employment agreement, in the event of the termination of his employment due to death or disability, he (or his estate) will be entitled to the following severance payments: (i) his $1 million bonus for the prior year, to the extent it has not already been paid to him, payable within thirty days following his termination of employment; and (ii) a pro rata portion of his $1 million bonus for the year in which he terminates, payable by March 15th of the following year, provided that any performance goals related to such bonus have been satisfied.

(4)	Under Mr. San Miguel’s employment agreement, in the event of the termination of his employment without cause or if he resigns due to good reason following a change of control, he will be entitled to the following enhanced severance payments, payable within thirty days following his termination of employment: (i) his $1 million bonus for the prior year, to the extent it has not already been paid to him; (ii) a pro rata portion of his $1 million bonus for the year in which he terminates; (iii) a payment equal to two times his annual base salary (as in effect at the time of his termination or the occurrence of the change of control, whichever is greater); and (iv) a payment equal to two times the greater of his bonus for the preceding year or the bonus for the year preceding the occurrence of the change of control. In addition, to the extent permitted under applicable plan terms, Mr. San Miguel would be entitled to two years of continued coverage under our health insurance plans at then existing contribution rates, representing a benefit valued at $61,160 as of December 31, 2009. The foregoing payments and the accelerated vesting of the restricted stock described in footnote (6) are limited to the maximum amount that will not be subject to the excise tax under Section 280G of the Internal Revenue Code.

(5)	Under Mr. San Miguel’s restricted stock agreement and the terms of the 2007 LTIP, upon a termination of employment under these circumstances, any unvested shares of restricted stock are automatically forfeited unless otherwise determined by the Compensation Committee or the board of directors.

(6)	Under Mr. San Miguel’s restricted stock agreement, he shall be deemed to have earned 100% of the 182,453 unvested shares of restricted stock on the earliest date of occurrence of the following events: (a) his death or disability; (b) Noam Gottesman no longer serving as Chief Executive Officer of the Company; or (c) the occurrence of a change of control and at any time thereafter the occurrence of termination of service either (i) because we have terminated Mr. San Miguel’s employment without cause or (ii) by Mr. San Miguel for good reason. The severance benefits described in footnote (2) and the accelerated vesting of the restricted stock described in footnote (3) are limited to the maximum amount that will not be subject to excise tax under Section 280G of the Code. The amounts shown represent 182,453 unvested shares of unvested stock based on the closing price of our common stock on December 31, 2009 of $3.22 per share.

COMPENSATION-RELATED RISK CONSIDERATIONS

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2009, about shares of our common stock that may be issued upon the vesting of restricted stock granted to employees, consultants or directors under all of our existing equity compensation plans. The table does not include information with respect to shares subject to the equity participation plan, which was assumed by the Company in connection with the acquisition of GLG. Upon forfeiture, any unvested shares of restricted stock under the equity participation plan will not be returned to the Company but instead to the limited partnerships, Sage Summit LP and Lavender Heights Capital LP, which may reallocate such shares to their existing or future limited partners.

	(a)	(b)	(c)
Number of
Securities
Remaining Available
	Number Of	Weighted-	for Future Issuance
	Securities to be	Average	Under Equity
	Issued Upon	Exercise	Compensation Plans
	Vesting of	Price	(Excluding
	Outstanding	of Outstanding	Securities
	Restricted	Restricted	Reflected
Plan Category	Stock Awards	Stock Awards	in Column (a))

Equity compensation plans approved by shareholders	10,358,324	N/A	42,926,732
Equity compensation plans not approved by shareholders	—	N/A	—

Total	10,358,324		42,926,732

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to the approval of the shareholders. Ernst & Young LLP has acted as our independent registered public accounting firm since November 2007, replacing Rothstein, Kass & Company, P.C. which had been our independent registered public accounting firm from June 2006 until November 2007. Ernst & Young LLP has served as the independent auditors of GLG since its inception in 2000.

Before the Audit Committee appointed Ernst & Young LLP, it carefully considered the independence and qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing. While Ernst & Young LLP serves as the auditor for several of the GLG Funds, for which it was paid aggregate fees equal to $2,029,679 for 2009, Ernst & Young LLP is selected each year by the respective independent boards of directors of the GLG Funds and is not appointed by us. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Principal Accountant Fees

The following table sets forth the aggregate fees for services provided by Ernst & Young LLP for the fiscal years ended December 31, 2009 and 2008, all of which were approved by the Audit Committee:

	Year Ended
	December 31,
	2009	2008

Audit Fees	$1,770,253	$2,771,961
Audit-Related Fees	193,036	262,521
Tax Fees	1,486,928	1,717,914
All Other Fees	48,833	151,182

Total	$3,499,050	$4,903,578

Audit Fees.  Consisted principally of fees for professional services for the audit of the Company’s annual financial statements and for the review of quarterly financial statements and fees related to work performed in connection with the audit of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  Consisted principally of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. For fiscal years 2009 and 2008, audit-related fees included $0 and $168,185 for fees associated with the acquisition of GLG, respectively.

Tax Fees.  Consisted primarily of fees for professional services rendered for tax planning and compliance matters.

All Other Fees.  Represents fees for review of ICAAP documentation and models.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment and compensation of, and oversight of the work performed by, our independent registered public accounting firm. The Audit Committee pre-approves all audit (including audit-related) services and permitted non-audit services provided by our independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the year-end audit and statutory audits to be performed by our independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements and projects on a fiscal year basis, subject to individual project thresholds and annual thresholds. The Chief Financial Officer reports to the Audit Committee regarding the aggregate fees charged by our independent registered public accounting firm compared to the pre-approved amounts.

The board of directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, which is presented as Proposal 2.

OTHER MATTERS

The board of directors does not know of any other matters that may be presented at the meeting. In the event of a vote on any matters other than those referred to in the accompanying Notice of 2010 Annual Meeting of Shareholders, proxies in the accompanying form will be voted in accordance with the judgment of the persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and NYSE.

Based on our review of the copies of such forms that we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, we believe that all our executive officers, directors and greater than ten percent beneficial owners complied with applicable SEC filing requirements under Section 16(a) during fiscal 2009, except the following: Ian G.H. Ashken, Martin Franklin, James N. Hauslein and William P. Lauder each filed a late Form 4 to report the grants of restricted stock made to them by the Company on April 1, 2009 representing a portion of their annual compensation for 2009 as Non-Employee Directors.

ANNUAL REPORT

Our Annual Report to Shareholders, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended December 31, 2009, was sent or made available to shareholders with this proxy statement. A copy of our Annual Report to Shareholders is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING IN 2011

To be eligible for inclusion in our proxy statement and the proxy card, shareholder proposals for the 2011 Annual Meeting of Shareholders must be received on or before November 26, 2010 by the Office of the Secretary at our headquarters, 399 Park Avenue, 38th Floor, New York, New York 10022. In addition, our Bylaws require a shareholder desiring to propose any matter for consideration of the shareholders at the 2011 Annual Meeting of Shareholders to notify the Company’s Secretary in writing at the address listed in the preceding sentence on or after January 12, 2011 and on or before February 11, 2011. If the number of directors to be elected to the board at the 2011 Annual Meeting of Shareholders is increased and we do not make a public announcement naming all of the nominees for director or specifying the increased size of the board on or before January 30, 2011, a shareholder proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the close of business on the tenth day following our public announcement of the increase. If the shareholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

EXPENSES OF SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to mail and e-mail, proxies may be solicited personally, or by telephone or facsimile, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The Company is delivering only one Notice of Internet Availability of Proxy Materials, proxy statement and annual report to multiple shareholders that share the same address unless we have received contrary instructions from one or more of such shareholders. Upon oral or written request, the Company will deliver promptly a separate copy of the Notice, this proxy statement or the annual report to a shareholder at a shared address to which a single copy of these documents was delivered. If you are a shareholder at a shared address to which the Company delivered a single copy of this proxy statement or the annual report and you desire to receive a separate copy of the Notice, this proxy statement or the annual report, or if you desire to notify us that you wish to receive a separate copy of such materials in the future, or if you are a shareholder at a shared address to which the Company delivered multiple copies of each of these documents and you desire to receive one copy in the future, please submit your request by mail or telephone to the Company at 399 Park Avenue, 38th Floor, New York, NY 10022, Attention: Investor Relations, (212) 224-7257.

If a broker, bank or other nominee holds your shares in the Company, please contact the broker, bank or other nominee directly if you have questions, require additional copies of the Notice of Internet Availability, this proxy statement or the annual report, or wish to receive separate copies of such materials in the future by revoking your consent to householding.

ADMISSION TO THE 2010 ANNUAL MEETING

Proof of stock ownership and proper identification will be required for admission to the Annual Meeting of Shareholders on May 10, 2010. To enter the meeting, you will need proof that you are a shareholder. If you hold your shares through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your ownership as of the March 11, 2010 record date.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. GLG PARTNERS, INC. 399 PARK AVENUE, 38TH FLOOR VOTE BY PHONE — 1-800-690-6903 NEW YORK, NY 10022 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. 1 Investor Address Line 1 VOTE BY MAIL Investor Address Line 2 Mark, sign and date your proxy card and return it in the postage-paid envelope we Investor Address Line 3 1 1 OF have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Investor Address Line 4 Edgewood, NY 11717. Investor Address Line 5 John Sample 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 CONTROL # 000000000000 NAME THE COMPANY NAME INC. — COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. — 401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends that you nominee(s) on the line below. 02 vote FOR the following: 0 0 0 1. Election of Directors Nominees 01 Noam Gottesman 02 Pierre Lagrange 03 Emmanuel Roman 04 Ian G.H. Askhen 05 Martin E. Franklin 06 James N. Hauslein 07 William P. Lauder 0000000000 The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending 0 0 0 December 31, 2010. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Investor Address Line 1 Investor Address Line 2 R2.09.05.010 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 Please sign exactly as your name(s) appear(s) hereon. When signing as John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer. 00000577491 SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

GLG PARTNERS, INC. 2010 ANNUAL MEETING OF SHAREHOLDERS MONDAY, MAY 10, 2010 11:30 a.m. ET CHADBOURNE & PARKE LLP 30 ROCKEFELLER PLAZA NEW YORK, NY 10112 (212) 408-5100 YOUR VOTE IS IMPORTANT! YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL. SEE THE INSTRUCTIONS ON THE OTHER SIDE OF THIS CARD. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10k is/are available at www.proxyvote.com . PROXY CARD GLG PARTNERS, INC. SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Noam Gottesman, Emmanuel Roman and Alejandro San Miguel, or any of them, each with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as designated on this proxy card, all of the shares of Common Stock and Series A Preferred Stock of GLG PARTNERS, Inc. (the “Company”) which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, NY 10112 on Monday, May 11, 2010 at 11:30 a.m., local time, and at any adjournments or postponements thereof. SUCH PROXIES ARE DIRECTED TO VOTE AS SPECIFIED OR, IF NO SPECIFICATION IS MADE, “FOR” THE ELECTION OF THE SEVEN NOMINEES PROPOSED FOR ELECTION AS DIRECTORS AND “FOR” PROPOSAL 2, AND TO VOTE IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN AND R2.09.05.010 DATE; NO BOXES NEED TO BE CHECKED. 00000577492 Continued and to be signed on reverse side